As filed with the Securities and Exchange Commission on August 28, 2019

Registration No. 333-232845

Filed pursuant to Rule 424(b)(2)

Prospectus

CoJax Oil and Gas Corporation

Common Stock, $0.01 par value per share

This is CoJax Oil and Gas Corporation’s initial public offering of Common Stock (“common stock”).  We are offering up to a maximum of 3,000,000 shares and a minimum of 250,000 shares of our common stock at an offering price of $2.00 per share.

We are offering and selling the shares of common stock through our officers and directors without any commissions and on a best efforts, minimum subscription basis. There is no underwriter or sales agent for this offering of common stock (“Offering”). The minimum subscription required under the Offering is 250,000 shares of common stock for an aggregate gross Offering proceeds of $500,000 and the maximum subscription amount is 3 million shares of common stock for an aggregate gross Offering proceeds of $6,000,000. Subscription payments for shares of common stock will be escrowed in a segregated, non-interest-bearing bank account at John Marshall Bank, located in Arlington, Virginia, until the minimum aggregate Offering proceeds of $500,000 is received.  If the minimum Offering amount of $500,000 in subscription payments (the “Minimum Offering”) is not deposited in the escrow account on or before July 31, 2020 under the Offering (the “Minimum Offering Period”), then all subscription payments will be refunded to subscribers without charge, deduction or interest.  Subscribers have no right to a return of their funds during the Minimum Offering Period.  If this Minimum Offering amount has been deposited on or by July 31, 2020, then the Offering will continue until the earlier to occur of July 31, 2021 or the date when all 3 million shares registered under the Offering have been sold.    See “Plan of Distribution” in this prospectus for the description of the best effort, minimum offering and escrow of subscription payments from investors for the Offering.

There is no public market for the common stock. We intend to seek quotation of the common stock on The OTC Markets Group, Inc. QB Venture Markets or “OTCQB” after effectiveness of the registration statement for this prospectus.  Quotation of our common stock on the OTCQB will require a market maker filing an application to quote our common stock and approval of that application. We do not have a market maker willing to file the necessary application for quoting our common stock on the OTCQB as of the date of this prospectus. There is a risk that no public market will develop for our common stock.

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Implications of Being an Emerging Growth Company,” on page 10 of this prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 13 of this prospectus.  We have not commenced operations and require funding under this Offering to commence operations. Before purchasing any of the common stock covered by this prospectus, investors should carefully read and consider the risk factors included in the section entitled “Risk Factors” in this prospectus. Any investment in the common stock is highly risky.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Date of this prospectus is August 12, 2019

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus, regardless of the time of any sale of securities.

Any representations, warranties and covenants made by us in any agreement that is incorporated by reference or filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. These representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

URL’s referenced in this prospectus shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Some data is also based on our good faith estimates. Although we believe these third-party sources are reliable as of their respective dates, we have not independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Basis of Presentation

The financial information and certain other information presented in this prospectus have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables in this prospectus. In addition, certain percentages presented in this prospectus reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

Commonly Used Defined Terms

As used in this prospectus, unless the context indicates or otherwise requires, the following terms have the following meanings:

“Assets” means the proposed acquisition of assignments of revenues from hydrocarbon production from certain leases and drilling rights and acquisition of related oil and gas production equipment and related assets, including oil wells, that may be acquired by us and located in the Gulf States Drilling Region.  The Assets are more fully described in “Business – Assets” section of this prospectus. The Company has not acquired any Assets as of the date of this prospectus.

         “Commission” or “SEC” means the U.S. Securities and Exchange Commission.

“Company,” “we,” “us” and “our” refer to CoJax Oil and Gas Corporation, a Virginia corporation, and the issuer of the shares of common stock.

“Deep drill well” means an oil well capable of drilling to depths of 12,000 feet or more.

“Gulf States Drill Region” means the area(s) where oil and gas leases, drilling and production rights, which are located in the Smackover Trend. The Smackover Trend extends from Texas to the Florida Panhandle along the Gulf Coast Region – both onshore and offshore. The Smackover Trend is a major oil and gas production formation in the Gulf States and the principal source of oil and gas. Like the Persian Gulf, the Smackover Trend was rock stratum formed by deposits from warm ocean waters covering the carbonate-evaporite basins in the southern Gulf States Region during the Upper Jurassic Period.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Investor” or “you” refers to prospective investors who receive this prospectus.

“Offering” means the offer of shares of common stock made by this prospectus.

“Oil” means crude oil that has not been refined or processed.

“Securities Act” means Securities Act of 1933, as amended.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision, including the information under the headings “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated and unaudited pro forma financial statements and the related notes thereto appearing elsewhere in this prospectus.  Where applicable, we have assumed an initial public offering price of $2.00 per share.

Unless indicated otherwise or the context otherwise requires, references in this prospectus to “Company,” “CoJax,” “us," "we," "our," or "ours," “Issuer” or like terms refer to CoJax Oil and Gas Corporation.

Our Company.  We are an emerging oil production company established to engage in the acquisition, exploration and development of oil properties in the Gulf States Region in the United States. We are focused on establishing profitable oil exploration and production operations by acquiring the right, by lease or assignment, to drill, extract and sell crude oil in reserves in the Gulf States Region. As of the date of this prospectus, we have not entered into any agreement to acquire drilling rights to leases or land for Assets in the Gulf States Region.   Our ability to acquire drilling rights for crude oil will depend on raising sufficient working capital under this Offering of our common stock to fund establishing oil drilling rigs and production facilities and contracting for oil drilling and production rights in the Gulf States Region.  Set forth below is an estimate of oil rig and production costs for a fully functioning oil rig. Actual cost of establishing a working oil rig can vary, sometimes significantly, from estimates due to unanticipated problems or additional costs imposed by the specific requirements and conditions at an oil drill site.

A description of the kind of Assets for which we will seek to acquire oil drilling and production rights is in “Business” below at page 28.

Our long-term goal is to create shareholder value by identifying and assembling a portfolio of low-risk assets with attractive economic profiles and our short-term goal is to identify and complete an equity acquisition of producing oil and gas assets in the Gulf States Region of the United States.

In early 2019, subject to successful funding under this Offering, we plan to invest $5.92 million from Offering proceeds in our proposed initial operations.  Specifically, to fund the acquiring the necessary assignments of leases to drill for oil and acquire the equipment and personnel to commence drilling for oil.  “Use of Proceeds” at page 48 sets forth a tabular presentation of estimated use of proceeds from this Offering.

Business Strategies. Our long-term objective is to create shareholder value by identifying and assembling a portfolio of low-risk crude oil production assets with attractive economic profiles and our short-term objective is the leveraging of the technical and managerial expertise of our contractor operations team to deliver consistently profitable results from existing oil wells.

We seek to achieve these objectives by executing the following strategies:

Contractors.  The day-to-day operations of the oil drilling and production from the Assets in the Gulf States Drill Region will be handled by independent contract operators with experience in conducting oil drilling and operations in the Region. These contractors will handle all operational aspects of oil drilling, storage and production. The Company’s officers will provide executive oversight of its operation as well as handling corporate governance, legal compliance, financial affairs and funding efforts of our company.

The use of operating independent contractors in oil and gas exploration and production is not an uncommon industry practice for smaller, independent oil and gas production companies.  The Company will use an operating company contractor as it is deemed the most efficient and cost-effective means of operations for a small independent oil and gas production company like us.  We do not currently have the financial resources to engage and retain qualified industry personnel as full-time employees for operation of our oil and gas exploration and production business.  The use of contractors is designed to allow the Company to use experienced oil drilling and production personnel without the high overhead costs of hiring personnel as employees of the Company.

With adequate funding from the Offering, the Company intends to employ this teaming model strategy to help attract and retain experienced oil industry engineering and production personnel to identify drill sites and then efficiently operate those wells to produce oil at an above average industry rate of efficiency in the Gulf States region.

Our teaming approach is also designed to facilitate rapid growth by bringing necessary expertise into operations from available contractors.  Our ability to realize profitability from oil production depends on success of deep drill wells, engaging necessary operations expertise and market price for crude oil remaining at attractive per-barrel levels, which we believe is $50 or more per barrel. If we have adequate funding and/or sufficient cash flow, then we may seek to drill for oil in other assignee or leasehold interests or, alternatively, in oil and gas assignee or leasehold interests or properties owned by our potential affiliates or teaming partners.

Our goal is to eventually use cash flow from producing wells to fund, establish and exploit new assets with the deep drill wells and use the proceeds from this Offering to fund establishing initial deep drill wells in the Gulf States Drill Region.  Once we have explored the most promising drill sites of Assets, we will consider drilling in other regions within the Gulf States Drill Region and possibly other parts of the Gulf States region. This bootstrap approach may reduce our short-term profitability and cash reserves as we devote cash flow from operations to establish new wells instead of accumulating such cash flow as cash reserves.  Our business plan is based on the belief that we need to develop as many productive wells as possible to be competitive within the U.S. oil and gas production industry and to develop new wells.  This approach sacrifices short term, early production profits to achieve larger scale operations and a possible long-term efficiency of scale and cash flow levels that enables the Company to develop oil and gas fields outside of the Gulf States Drill Region. This aggressive strategy is designed to grow the Company from an early stage, small production company to a mid-market oil producer.  If the initial oil rig or oil rigs of the Company fail to be profitable, the Company will have to raise additional capital to pursue its business strategy.  The Company may be unable to raise additional funding to pursue its business strategy.

We believe that a small-scale oil production company cannot be competitive in the long run due to vulnerability of a small oil production company to the impact of an unsuccessful well(s), exhaustion of readily accessible oil from wells and the lack of the efficiencies of scale.  Initially, we do not anticipate having the excess cash to engage in risk hedging strategies used by other oil production companies.  Our risk hedging strategy is to invest available cash in new production sites.

Competitive Weaknesses and Strengths

Weaknesses. We are a start-up concern just entering the intensely competitive and sometimes volatile domestic oil and gas exploration and production industry.  We lack adequate funding, and possess no equipment or assets, as of the date of this prospectus to obtain oil drilling and production rights for sites or to commence oil drilling activities, especially deep drill well operations. The deep drilling operations are essential to achieving any possible profitable and more extensive oil production.

The distribution channels for crude oil is limited in number and demand in the Gulf States region. Expansion of distribution of oil from the proposed wells will require the success of the initial oil rig or oil rigs. The failure of the initial oil rigs will force us to raise more capital for other deep drill wells.

Larger, Established Competitors. There are many competitors in the Gulf States region (including off-shore drilling in the Gulf of Mexico) and adjacent areas which have extensive operational histories, experienced oil and gas industry management, established market share, profitable operations and extensive potential oil and gas fields or leases to exploit or the cash resources to explore new oil and gas fields.  There is also an established oil and gas production industry in North Dakota and western Canada where fracking has made available significant oil and gas reserves in shale formations. The U.S. domestic competition consist of major international oil and gas production companies like Exxon Mobil Corporation (NYSE: XOM), and Chevron Corporation (NYSE: CVX); mid-sized companies like Callon Petroleum Co. (NYSE: CPE) and Range Resources Corporation (NYSE: RRC); and smaller, private oil and gas exploration companies like Whitmar Exploration Company based in Denver, Colorado and Focus Exploration, LLC based in Houston, Texas. We cannot match the resources, whether financial, technical, manpower, size of proven crude oil reserves, and distribution channels, of our competition in the Gulf States region.

We do not intend to engage in fracking in our drilling operations.  Fracking is generally not necessary except for oil deposits in shale formations.  The states of the Gulf States region do not ban fracking.

Strengths.  With adequate funding, we believe that we can establish a profitable niche in crude oil production due to the quality of the light sweet crude oil produced from the Gulf States Region, which is cheaper to refine than crude oil from other regions of the U.S. and Canada, especially the “dirty” crude oil extracted from North Dakota and Western Canada oil fields using shale fracking.  This optimism is due in part to the increasing percentage of worldwide crude oil production from the U.S.  According to a 2017 study by Louisiana State University: “During this past decade, not only did the U.S. experience historical increases in oil and gas production, but it was one of the only countries in the world experiencing large increases in production. This is because these horizontal drilling and hydraulic fracturing techniques used to extract resources from shale geological formations were discovered and perfected here in the Gulf Coast region of the U.S.... the U.S. has also experienced an increased share of world crude production. In fact, over the last 10 years, global crude oil production has increased at an average annual rate of 1.2 percent, while the U.S. share has increased from seven percent to over eleven percent.” (“Gulf Coast Energy Outlook – 2017,” Center for Energy Studies and Economics & Policy Research Group, Louisiana State University). Due to the increasing market share of U.S. crude oil production and the quality of the sweet light crude oil produced from the Gulf States Drill Region, we believe there is a potential for our oil production to achieve profitability.

Corporate History and Recent Developments

Virginia Incorporation.  Company was incorporated on November 13, 2017 under the laws of the Commonwealth of Virginia. The Company was formed with the business purpose to acquire oil drilling and production rights to properties with oil reserve reports showing sufficient oil reserves to justify drilling and to produce crude oil for sale to any available domestic or international buyers.   We have not acquired any oil drilling rights or commenced production of crude oil as of the date of this prospectus.  Our efforts since incorporation has been recruitment of officers and directors, seeking working capital and preparation of the registration statement for this Offering.

Audit Firm.  On October 25, 2018, the company hired an independent Public Accounting Oversight Board or “PCAOB” registered accounting firm, Haynie & Company, CPAs, located at 50 West Broadway, Suite 600, Salt Lake City, Utah 84101, to serve as Company’s public auditor for this offering and in general.

Stock Transfer Agent.  A stock transfer agent has not been selected at this time.  The Company will engage a stock transfer agent prior to Commission declaring the effectiveness of the registration statement for this Offering.

Investment Banking Relationship. On January 3, 2018, the company executed an investment banking and corporate advisory agreement with Newbridge Securities Corporation (“NSC Agreement”).  Newbridge Securities

Corporation is located at 1111 Brickell Avenue, 11th Floor, Miami, Florida 33313. Under the NSC Agreement, Newbridge Securities Corporation provides general advice on business development and financial matters.

Newbridge Securities Corporation is not acting as a placement agent, selling agent or underwriter of this Offering. Clients of Newbridge Securities Corporation may invest in the Offering.  On March 14, 2019, Newbridge Securities Corporation countersigned the NSC Agreement which countersigned version of the NSC Agreement is filed as an exhibit to the registration statement for this prospectus.  The countersignature of the NSC Agreement was done to ensure that a duly authorized officer of Newbridge Securities Corporation had signed the NSC Agreement.  The countersignature did not change any of the terms or conditions of the NSC Agreement and the parties have been fully performing and observing the NSC Agreement since January 4, 2018 and with January 4, 2018 as the effective date.  The NSC Agreement is on a month-to-month basis. Compensation under NSC Agreement and Lock-Up Provision. Under the NSC Agreement, the compensation for general corporate advisory services by NSC is nine percent (9%) of the aggregate equity value of the Company, which is due within five (5) business days after satisfaction of the contingency of consummation of a “transaction.”  “Aggregate equity value” of the Company is defined as the number of outstanding of common stock of the Company on a fully diluted basis and upon the post-closing of any “transaction.”  Stock options issued to Company management members but not vested are excluded from the calculation of the “aggregate equity value.  “Transaction” is defined as the Company becoming a public company in the U.S. by means of consummation of a merger with a U.S. public company or by means of consummation of an initial public offering of Company securities on Form S-1 registration statement filed with the Commission.

The shares of Company common stock issued as payment of the general corporate advisory services fee are subject to the following lock-up and leak-out schedule:

(a)30% of the shares of common stock held by NSC and that can be sold after a holding period of 12 months from the signing date of the NSC Agreement, being January 1, 2018 (“Signing Date”);

(b)35% of the shares of common stock held by NSC and that can be sold after a holding period of 18months from the Signing Date; and

(c)35% of the shares of common stock held by NSC and that can be sold after a holding period of 24 months from the Signing Date.

The general corporate advisory services fee is non-refundable.

Expenses under NSC Agreement:  Company is obligated under the NSC Agreement to reimburse NSC for reasonable travel and related expenses related to the Services and engagement under the NSC Agreement and all out-of-pocket expenses, including attorneys’ fees, incurred by NSC in respect of any Transaction or the Services.  If these expenses exceed Five Thousand Dollars and No Cents ($5,000.00), then any expense above Five Hundred Dollars and No Cents ($500.00) must be pre-approved by the Company.  As of the date of this prospectus, the Company has incurred and paid $0.00 in reimbursable expenses under the NSC Agreement.  Reimbursable expenses under the NSC Agreement must be paid by the Company within ten (10) days of receipt of an invoice.

Business – Assets. Our assets are limited at this point to nominal amount of cash from contribution from Company management.  We do not have the available cash to acquire drilling and production rights to oil properties and we do not own or lease the equipment or assets necessary to commence drilling for crude oil. The Offering is being made to raise working capital to commence business operations. Assuming that we raise sufficient funding in the Offering, the Offering proceeds will be used to acquire assignments of hydrocarbon revenue rights and oil and gas exploration and production rights under leases for lots in the Gulf States Drill Region and lease the equipment to conduct drilling and exploration for crude oil.

Corporate Structure. The Company is a “C” corporation for tax purposes and has no subsidiaries.  We have two senior officers and two directors.  While we intend to recruit independent directors, we have none as of the date of this Registration Statement.  We also intend to form an audit committee and compensation committee when we are able to recruit two or more independent directors.  Recruiting outside directors will be difficult due to the lack of cash or cash flow to pay directors’ fees and lack of a public market for our common stock to allow attractive incentive compensation.   We may be unable to recruit independent directors or more than one or two independent directors.

Corporate Information. Our principal executive offices are in subleased space at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22203, located in Arlington County outside of Washington, D.C., and our telephone number is (703) 216-8606.  We have no other offices or facilities.  Our web site is under development.

Employees:  We have two part-time employees:  Jeffrey J. Guzy, our Executive Chairman of the Board of Directors and Jeffrey Delancey, out Chief Executive Officer and President. The two officers devote the number of hours necessary to perform their duties, which commitment is determined by each officer in his sole discretion.  If funded under the Offering, and with the commencement of oil drilling and production operations, both officers would start to work a set work schedule.

Property.    We do not own any real property. We lease our principal executive offices at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22203, under a month to month lease and for a monthly rental of $50.00.  This office space is deemed adequate for current needs of our executive management and corporate headquarters.  As of the date of this prospectus, we do not have any other offices or facilities.  Once we start drilling operations, we may operate on-site trailers or local offices for on-site management of drilling operations.

We expect to make our periodic reports and other information filed with or furnished to the Commission available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Commission. The information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus.  We anticipate having a working website prior to the effectiveness of the registration statement for this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and we may remain an emerging company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have provided only two years of audited financial statements for 2018 and 2017 and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of delayed adoption of new or revised accounting standards, and therefore we will be subject to the same requirements to adopt new or revised accounting standards as other public companies that are not emerging growth companies.

For as long as we are an emerging growth company, unlike other public companies that are not emerging growth companies under the JOBS Act, we are not required to:

• provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act");

• provide more than two years of audited financial statements and related management's discussion and analysis of financial condition and results of operations nor more than two years of selected financial data;

• comply with any new requirements adopted by the Public Company Accounting Oversight Board (the "PCAOB") requiring and in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

• provide certain disclosure regarding executive compensation required of larger public companies or hold shareholder advisory votes on executive compensation required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"); or

• obtain shareholder approval of any golden parachute payments not previously approved.

We will cease to be an emerging growth company upon the earliest of:

• the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

• the date on which we become a "large accelerated filer" (the fiscal year-end on which the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30);

• the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

• the last day of the fiscal year following the fifth anniversary of our initial public offering.

The Offering

Shares of Common Stock offered by us:3 million shares of common stock at $2.00 per share.

Plan of Distribution:Offering is best efforts with a minimum requirement for number of Shares purchased of 250,000 (“Minimum Offering amount”) or an aggregate Offering dollar amount of $500,000 from purchase of Shares.  Offering is sold by Jeffrey Guzy, Company Executive Chairman, without commissions. There is no underwriter or underwriter commissions.  There is an escrow to be held by an escrow agent until the 250,000 minimum number of Shares are sold. If we do not sell the 250,000 share minimum amount by July 31, 2020, the Offering will terminate, and the escrowed subscription payments would be refunded to investors without deduction or interest.  Purchase price of Shares will be available for use by Company once the minimum Shares sold requirement is attained.

Shares outstanding after Offering:3,000,001 Shares (assuming issuance of all 3 million Shares)

250,001 Shares (assuming issuance of Minimum Offering amount)

Shares outstanding before the Offering:1 share

Use of Proceeds:The net proceeds from this Offering, after deduction for the expenses of this Offering, will be used to drill and complete oil wells, acquire of oil and gas leases, and for general and administrative expenses.  We estimate the net proceeds from the Offering to be $5,920,000 if all 3 million Shares are sold at the offering price of $2.00 per share, or $420,000 if the Minimum Offering amount is sold. See “Use of Proceeds” on page 48.

Dividend policy:We do not anticipate paying any cash dividends on our common stock. See “Dividend Policy.”

Risk factorsYou should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

Plan of Distribution:The common stock will be sold by our officers and directors without commissions.  There is no underwriter or selling agent for this Offering.  The Offering is made on a best efforts, Minimum Offering amount of 250,000 Shares.

Listing and trading symbolWe intend to seek quotation of the common stock on The OTC Markets Group, Inc. (“OTC”) QB Venture Markets Tier or “OTCQB” after the effectiveness of the registration statement for this Offering. Under FINRA rules, we cannot reserve a trading symbol, which is assigned by FINRA.  We have not obtained the agreement of a broker-dealer to file a market maker application in connection with the application for quotation of our common stock on the OTCQB and an application with the OTC has not been filed as of the date of this prospectus.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before making a decision to invest in our Common Stock. Our business, operating results, financial condition or prospects could be materially and adversely affected by any of these risks and uncertainties. In that case, the trading price of Common Stock, when and if publicly traded, could decline, and you might lose all or part of your investment. In addition, the risks and uncertainties discussed below are not the only ones we face. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material, and these risks and uncertainties could result in a complete loss of your investment. In assessing the risks and uncertainties described below, you should also refer to the other information contained in this prospectus (as supplemented or amended), including our consolidated financial statements and the related notes thereto, before making a decision to invest in our Common Stock.

“You,” “your,” and “investor” refer to prospective investors in this Offering. “We,” “our,” “us,” “Company,” “Issuer,” and “CoJax” refer to CoJax Oil and Gas Corporation, the registrant.

Risks related to our Business

We were formed in 2017 and we have no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We formed in 2017 and we have no revenue generating operations as of the date of this prospectus. Because we lack a history as an operating company, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets. These risks include:

•that we may not have sufficient capital to fund commencement of operations or achieve our business development and growth strategy;

•that we may not commence drilling operations in a manner that enables us to be profitable or to fund profitable drilling operations;

•that our business plan and growth strategy may not be successful; and

•that fluctuations in any future operating results will be significant relative to our revenues and undermine our ability to sustain any revenue generating operations and obtain funding for continuation of such operations.

Our ability to commence operations depends substantially on our ability to address these and the other risks described in this Risk Factors, especially raising working capital by this Offering. If we do not successfully address these risks, our business could fail to commence and fail.

We are entering a highly competitive and highly capital-intensive industry and any oil production may be insufficient to fund or sustain revenue generating operations.

The oil drilling and exploration business is capital intensive due to the cost of experienced personnel; equipment and other assets required to drill, produce and store oil; regulatory compliance; and responding to competition and volatile oil market prices.  Drilling requires upfront operational costs with no guarantee that oil production will cover such expenses.  “Dry” holes for the first and/or second oil wells would force the Company to raise more funding from investors or obtain a loan from a lender, which funding may not be available to the Company at all or on affordable terms.

The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, oil prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in our actual capital expenditures, which would negatively impact our ability to grow production.

Our cash flow from future operations and access to capital are subject to a number of variables, including:

•the prices at which our production is sold;

•our proved reserves;

•the level of hydrocarbons we are able to produce from existing wells;

•our ability to acquire, locate and produce new reserves;

•the levels of our operating expenses; and

•our ability to obtain and then borrow under any loan or revolving credit facility and, when and if our Common Stock is publicly traded, our ability to access the capital markets.

Due to our teaming model, we will be vulnerable to any inability to engage or retain qualified operational personnel for new or existing drilling operations.

Our operation plan depends on a teaming approach of independent contractors to operate oil rigs.  We may be unable to locate or retain sufficient number of qualified independent contractors to operate a new or existing oil rig.  Finding and engaging qualified independent contractors will be essential to commencing and sustaining drilling operations. Since we will in all likelihood depend on one or two oil rigs at the start of operations, any inability to engage or retain qualified independent contractors would be potentially fatal to our efforts to establish revenue generating operations.

If we produce oil on a regular basis from drilling operations, the marketability of our production is dependent upon transportation and other facilities, certain of which we do not control. If these facilities are unavailable, our operations could be interrupted, and our revenues reduced.

The marketability of our oil production will depend upon the availability, proximity and capacity of transportation facilities owned by third parties. Our oil production will be transported from the wellhead to gathering systems. The oil is then transported by the purchaser by truck to a transportation facility. We will not control these trucks and other third-party transportation facilities and our access to them may be limited or denied. If, in the future, we are unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, we may be required to shut in or curtail production. Any such shut-in or curtailment, or an inability to obtain favorable terms for delivery of the oil produced from our fields, would materially and adversely affect our financial condition and results of operations.

If we commence operations and produce oil from a drilling, then unless we replace our reserves with new reserves and develop those reserves, our reserves and production will decline, which would adversely affect our future cash flows and results of operations.

Once we start oil production, then producing oil reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless we conduct successful ongoing exploration and development activities or continually acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Our future reserves and production, and therefore our future cash flow and results of operations, are highly dependent on our success in efficiently developing our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire sufficient additional reserves to replace our current and future production. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, financial condition and results of operations would be materially and adversely affected.

Drilling for and producing crude oil are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our proposed drilling and operating activities will be subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for crude oil can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenues to return a profit. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

•unusual or unexpected geological formations and miscalculations;

•fires;

•explosions and blowouts;

•pipe or cement failures;

•environmental hazards, such as natural gas leaks, oil spills, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of toxic gases, brine, well stimulation and completion fluids, or other pollutants into the surface and subsurface environment;

•loss of drilling fluid circulation;

•title problems for the properties on which we drill and resulting restrictions or termination of lease for oil drilling and production operations;

•facility or equipment malfunctions;

•unexpected operational events, especially the need to drill significantly deeper than originally contemplated or finding, despite an engineering study to the contrary, that the drilling site is a dry hole that produces no appreciable amounts of crude oil or no crude oil;

•shortages of skilled personnel or unexpected loss of key drilling and production workers;

•shortages or delivery delays of equipment and services or of water used in hydraulic fracturing activities;

•compliance with environmental and other regulatory requirements and any unexpected remedial requirements for violations of environmental or other regulatory requirements;

•shareholder activism and activities by non-governmental organizations to restrict the exploration, development and production of oil and natural gas so as to minimize emissions of greenhouse gases of “GHG’s”;

•natural disasters; and

•adverse weather conditions.

Any of these risks can cause substantial losses, including personal injury or loss of life; severe damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, clean-up responsibilities, loss of wells, repairs to resume operations; and regulatory fines or penalties.

Insurance against all operational risks may not be available to us or not affordable for us. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. The occurrence of an event that is not covered in full or in part by insurance could have a material adverse impact on our business activities, financial condition and results of operations.  We only have standard business liability and casualty insurance as of the date of this prospectus.  We will not pay for or require, and cannot afford, insurance covering drilling, production and storage of oil and establishing oil rigs until we receive sufficient funding from this Offering.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel and crude oil field services could adversely affect our ability to execute on a timely basis our exploration and development plans within our budget.

When the prices of crude oil increase, or the demand for equipment and services is greater than the supply in certain areas, we could encounter an increase in the cost of securing drilling rigs, equipment and supplies. In addition, larger producers may be more likely to secure access to such equipment by offering more lucrative terms.

If we are unable to acquire access to such resources, or can obtain access only at higher prices, our ability to convert our reserves into cash flow could be delayed and the cost of producing those reserves could increase significantly, which would adversely affect our results of operations and financial condition.

We are subject to environmental, health and safety laws and regulations and related compliance expenditures and liabilities.

Once commenced, our oil drilling and production operations will be subject to numerous and significant federal, state, local and foreign laws, and other requirements governing or relating to the environment. Our facilities could experience incidents, malfunctions and other unplanned events, such as spills of hazardous materials that may result in personal injury, penalties and property damage. In addition, certain environmental laws may result in liability, regardless of fault, concerning contamination at a range of properties, including properties currently leased or operated by us and properties where we disposed of, or arranged for disposal of, waste and other hazardous materials. As such, the operation of our facilities carries an inherent risk of environmental liabilities and may result in our involvement from time to time in administrative and judicial proceedings relating to such matters. While we will implement environmental management programs designed to continually improve environmental, health and safety performance, we cannot assure you that such liabilities including significant required capital expenditures, as well as the costs for complying with environmental laws and regulations, will not have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our ability to raise additional capital to fund our operations and growth may be limited.

            Above and beyond funding from this Offering, we may need to arrange additional financing to fund all or a portion of the cost of our operations or the cost of developing deep drill wells. Our ability to arrange financing or otherwise access the debt or equity capital markets, either at the corporate-level or at a non-recourse project-level, may be limited or prove fruitless. Any limitations on our ability to obtain financing may have an adverse effect on our business, or growth prospects or our results of operations. Financing, including the costs of such financing, will be dependent on numerous factors, including:

•general economic and capital market conditions, including the then-prevailing interest rate environment;

•credit availability from banks and other financial institutions willing to lend to small oil production companies like our company, if any;

•investor confidence in us and our ability to increase oil production from the Assets;

•our financial performance, especially our cash flow and profitability from operations or lack thereof;

•our level of any of our indebtedness and our compliance with covenants in debt agreements for such financing;

•attaining and maintenance of acceptable credit ratings or credit quality; and

•provisions of tax and securities laws that may impact raising capital.

We may not be successful in obtaining financing for these or other reasons. Our failure to obtain necessary capital or enter into new or replacement financing arrangements may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have broad discretion in the use of net proceeds from this Offering and may not use them effectively.

Although we currently intend to use the net proceeds from this Offering in the manner described in “Use of proceeds” elsewhere in this prospectus, we will have broad discretion in the application of the net proceeds and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock  Our failure to apply these net proceeds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock, if publicly traded, to decline and delay the development of new or full exploitation of existing oil wells. Pending use of the Offering proceeds, we may invest the net proceeds from this Offering in order to maintain value of our working capital and, such investments may not produce return income or may lose value.

Oil prices are volatile.   Once we commence oil production, any sustained decline in oil prices could adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil production will heavily influence our revenue, profitability, access to capital, future rate of growth and carrying value of our properties. Oil is a commodity and its price may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and market uncertainty. Lower commodity prices may reduce our cash flows and borrowing ability. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. If we are required to curtail our drilling program, we may be unable to continue to hold leases that are scheduled to expire, which may further reduce our reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect our future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Historically, oil prices have been volatile. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control, which include the following:

•worldwide and regional economic conditions impacting the global supply and demand for oil;

•the price and quantity of foreign imports of oil;

•political and economic conditions in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

•actions of the Organization of the Petroleum Exporting Countries, its members and other state-controlled oil companies relating to oil price and production controls;

•the level of global exploration, development and production;

•the level of global inventories;

•prevailing prices on local price indexes in the area in which we operate;

•the proximity, capacity, cost and availability of gathering and transportation facilities;

•localized and global supply and demand fundamentals and transportation availability;

•the cost of exploring for, developing, producing and transporting reserves;

•weather conditions and other natural disasters;

•technological advances affecting energy consumption;

•the price and availability of alternative fuels;

•expectations about future commodity prices; and

•U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil. The impact of the changing demand for oil may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Climate change legislation and regulations restricting or regulating emissions of greenhouse gases (“GHGs”) could result in increased operating costs and reduced demand for the oil and natural gas while the potential physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects.

Climate change continues to attract considerable public and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional, and state levels of government to monitor and limit emissions of GHGs. While no comprehensive climate change legislation has been implemented at the federal level, the Environmental Protection Agency or “EPA” and states or groupings of states have pursued legal initiatives in recent years that seek to reduce GHG emissions through efforts that include consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources. In particular, the EPA has adopted rules under authority of the U.S. Clean Air Act of “CAA” that, among other things, establish certain permit reviews for GHG emissions from certain large stationary sources, which reviews could require securing permits at covered facilities emitting GHGs and meeting defined technological standards for those GHG emissions. The EPA has also adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the United States, including, among others, onshore production.

Federal agencies also have begun directly regulating emissions of methane, a GHG, from oil and natural gas operations. In June 2016, the EPA published a final rule establishing NSPS Subpart OOOOa, that requires certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce these methane gas and VOC emissions. However, in April 2017, the EPA announced that it would review this 2016 methane rule and would initiate reconsideration proceedings to potentially revise or rescind portions of the rule. Subsequently, effective June 2, 2017, the EPA issued a 90-day stay of certain requirements under the methane rule, but this stay was vacated by a three-judge panel of the U.S. Court of Appeals for the D.C. Circuit on July 3, 2017 and on August 10, 2017, the D.C. Circuit rejected petitions for an en banc review of its July 3, 2017 ruling. In the interim, on July 16, 2017, the EPA issued a proposed rule that would stay subpart OOOOa for two years, but this proposed rule is not yet final and may be subject to legal challenges. The court affirmed that the EPA must go through the formal rule change procedures under the Administrative Procedure Act (“APA”) to amend the 2016 rule on methane gas emissions. The EPA continued to evaluate the rule and proposed additional amendments.  On October 15, 2018, EPA proposed rule changes to reduce restrictions on methane emissions from oil and gas production.

The BLM also finalized rules regarding the control of methane emissions rules in November 2016 (“Revision Rule”) that apply to oil and natural gas exploration and development activities on public and tribal lands. The rules seek to minimize venting and flaring of emissions from storage tanks and other equipment, and also impose leak detection and repair requirements. The U.S. Department of the Interior attempted to suspend this rule, however on February 22, 2018, a U.S. District Court blocked the suspension. On September 18, 2018, BLM releases the final version of the Revision Rule, which was published in the Federal Register on September 28, 2018 and was to go into effect on November 27, 2018. On November 27, 2018, the attorneys general for California and New Mexico filed suit alleging BLM violated the Administrative Procedure Act, Mineral Leasing Act, and National Environmental Policy Act.  On September 28, 2018, 18 environmental groups also legally challenged the Revision Rule. The BLM rules on rolling back methane gas emissions under the Revision Rule remains in place at this time, but the future status of the rule change is unclear.

President Trump’s Administration has rolled back, canceled or sought to roll back or cancel numerous rules restricting GHGs in the energy industry.  These efforts have been mostly challenged in court.  Whether the roll back of environmental regulations to cap or reduce GHGs will continue or survive legal challenges, as well as the impact on these rollback efforts by Democratic Party taking control of the U.S. House of Representatives in 2019, is uncertain as of the date of this prospectus.  Company believes there is growing public support for the anti-GHG/environmental movement that may result in future changes in regulation, more anti-GHG rulings in courts and legal requirements for oil and gas production that may reduce the demand for oil and gas in the future, perhaps near future, as well as making oil and gas production more expensive and difficult in terms of regulation to conduct. The success of President Trump appointing conservative jurists to federal courts since 2017 presents another possible factor in future GHG regulation, which factor is not possible to ascertain in terms of impact on GHG regulation as of the date of this prospectus. In December 2015, the United States joined the international community at the 21st Conference of the Parties of the United Nations Framework Convention on Climate Change in Paris, France that prepared an agreement requiring member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This “Paris Agreement” was signed by the United States in April 2016 and entered into force in November 2016; however, this agreement does not create any binding obligations for nations to limit their GHG emissions. On June 1, 2017, President Donald Trump announced that the United States plans to withdraw from the Paris

Agreement and to seek negotiations either to re-enter the Paris Agreement on different terms or to establish a new framework agreement. The Paris Agreement provides for a four-year exit date of November 2020. The United States’ adherence to the exit process and/or the terms on which the United States may re-enter the Paris Agreement or a separately negotiated agreement are unclear at this time.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs could result in increased compliance costs or additional operating restrictions and could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Increasing concentrations of GHG in the Earth’s atmosphere may in all likelihood and based on current and widespread scientific opinion produce climate changes that have significant, perhaps catastrophic, physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such climatic events were to occur, they could have an adverse effect on our financial condition and results of operations and the financial condition and operations of our end user customers and oil and gas product consumers.  Climate changes may force radical, unexpected changes in regulation of GHG and energy industries like oil and gas.

The financial reporting obligations of being a public company in the United States are expensive and time consuming and may place significant additional demands on our management.

Prior to the consummation of this Offering, we have not been subject to public company reporting obligations under the Exchange Act. The additional obligations of being a public company will require significant additional expenditures and place additional demands on our management, including costs resulting from public company reporting obligations under the Exchange Act, and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costlier, particularly after we are no longer an “emerging growth company.” Any changes that we make to comply with these obligations may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis, or at all.

We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These factors also could make it more difficult for us to attract and retain qualified persons to serve on our board of directors, particularly to serve on our audit and compensation committees, or as executive officers.

Our use of seismic data is subject to interpretation and may not accurately identify the presence of oil and natural gas, which could adversely affect the results of our drilling operations.

Even when properly used and interpreted, seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. As a result, our drilling activities may not be successful or economical. In addition, the use of advanced technologies, such as 3-D seismic data, requires greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of such expenditures.

We may not be able to keep pace with technological developments in our industry.

The oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or may be forced by competitive pressures to implement those new technologies at substantial costs. In addition, other oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and that may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures or implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete, our business, financial condition or results of operations could be materially and adversely affected.

Risks related to our Common Stock

No public market or no liquid public market may develop for our common stock.

Our Common Stock is not authorized for trading or quotation on any national securities exchange or national quotation system.   While we intend to seek approval for quotation of our Common Stock on the OTCQB, there is no guarantee that we will be approved for quotation of our Common Stock on the OTCQB or any other public stock market.  Even if our common stock is quoted on a national securities exchange or national quotation system, the lack of primary market makers may cause the public market for our common stock to have limited liquidity and investors may be unable to trade shares of common stock when desired and in desired numbers.

Our stock price may be volatile, and the value of any investment in our Common Stock may decline.

If the Common Stock publicly trades, then the trading price of our common stock following this Offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, many of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

•our operating performance and the operating performance of similar companies;

•failure to meet revenue, earnings, key metrics or other financial or operational expectations that we establish or are established by securities analysts or investors;

•the overall performance and volatility of the equity markets in general or of our industry in particular;

•actual or anticipated developments in our business, our competitors' businesses or the competitive landscape generally;

•the number of shares of our common stock publicly owned and available for trading;

•threatened or actual litigation;

•changes in laws or regulations affecting our business;

•changes in our board of directors or management;

•publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts, or the lack of such coverage for our common stock;

•public reaction to our press releases, other public announcements and filings with the SEC, including related to new services or functionalities or announced or completed acquisitions;

•changes in accounting standards, policies, guidelines, interpretations or principles;

•any sales of shares of our common stock by us or our existing stockholders; and

•overall market for our oil;

•the extent of market support from broker-dealer market makers and institutional investors; and

•general political and economic conditions.

This is our initial public offering, and no public market currently exists for our Shares. The offering price may not reflect the market price of the Shares after the Offering.

In addition, the stock market in general, and the market for oil and gas production companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. The worldwide market for crude oil is volatile and subject to wide swings based on news of political or international crises.  Broad market and industry factors may seriously affect the market price of our stock regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our Common Stock shortly following this offering. Securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This form of litigation, if instituted against us, could result in very substantial costs, divert our management's attention and resources and harm our business, operating results and financial condition.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our shares of common stock held by non-affiliates exceeds $700.0 million or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, in which case we would no longer be an emerging growth company immediately. We cannot predict if investors will find our shares of common stock less attractive because we may rely on these exemptions. If some investors find our shares of common stock less attractive as a result, there may be a less active trading market for our shares of common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies also can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Investors may experience dilution of their ownership interest due to the future issuance of additional shares of our Common Stock.

We are in a capital-intensive business and may not have sufficient funds to finance the growth of our business, future acquisitions or to support our projected capital expenditures. In the future, we may issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of purchasers of our common stock offered hereby. Under our certificate of incorporation, we are authorized to issue 300,000,000 shares of common stock and 50,000,000 shares of preferred stock with preferences and rights as determined by our Board. The potential issuance of additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our Common Stock in future public offerings or private placements for capital raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the trading price of our common stock.

The lack of Securities Industry Coverage of our common stock could adversely impact its market value.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, the stock price and trading volume of our common stock could decline.  The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the stock price or trading volume of our common stock to decline.

If our Common Stock does not trade above $5.00 or stays below $5.00 per share, then FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that relate to the application of the SEC’s penny stock rules in trading our securities and require that a broker/dealer have reasonable grounds for believing that the investment is suitable for that customer, prior to recommending the investment. Prior to recommending speculative, low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our Common Stock, reducing a shareholder’s ability to resell shares of our Common Stock.

Once we start operations, if we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our Common Stock

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect, when and if our Common Stock publicly trades, on the trading price of our Common Stock.

The Shares in this Offering are being offered and sold on in a direct public offering and best efforts” basis with a Minimum Offering amount.  We can accept funding under this Offering even though the funding is not sufficient to commence revenue generating operations.

We can break escrow if the Minimum Offering amount is received prior to the deadline date that is six months from the date of the effectiveness of the registration statement for this prospectus.  The Minimum Offering amount will not be enough to fund the establishment of an operating oil drill rig on a leased or assigned drilling rights site. We may not be able to raise sufficient funding to establish an operating oil drill rig.  As such, we may accept funding under this Offering that is less than required to commence revenue generating operations.

Further, the shares in this Offering are being offered and sold in a direct public offering.  That means that e Company will not use the services of an underwriter and our executive officers and directors will attempt to sell the Units directly to investors. Since there is no underwriter or distribution syndicate for the Offering, there are no underwriters to undertake a due diligence or comparable examination of the Company and its business and affairs.  Investors do not have the benefit of that underwriter due diligence review in this Offering.

Summary Financial Data

The following table shows summary financial data for our company for the periods and as of the dates indicated. Our results are not necessarily indicative of future operating results. The summary financial data presented below are qualified in their entirety by reference to, and should be read in conjunction with, “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Financial Statements, March 31, 2019 and March 31, 2018 and December 31, 2018 and December 31, 2017” in this prospectus.

Our audited financial statements as of December 31, 2018 and December 31, 2017, have been audited by Haynie & Company, CPAs, an independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. You should read the following summary data in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical and pro forma financial statements included elsewhere in this prospectus.  Any historical financial results of our Predecessor are not necessarily indicative of results to be expected for any future periods.

Summary Statements of Operations

	Three Months Ended	Three Months Ended	For the Year Ended	For the Period Ended *
	Mar 31, 2019	Mar 31, 2018	Dec 31, 2018	Dec 31, 2017
	(unaudited)	(unaudited)
Total Revenues	$-	$-	$-	$-
Total operating expenses	253	2,239	7,206	657
Income (loss) from operations	(253)	(2,239)	(7,206)	(657)
Net income (loss) from operations	$(253)	$(2,239)	$(7,206)	$(657)
Net income (deficit) per common share - basic and diluted	$(253)	$(2,239)	$(7,206)	$(657)
Weighted average number of common shares outstanding during the period - basic and diluted	1	1	1	1
* November 13, 2017 to December 31, 2017

The following table summarizes our total current assets, total current liabilities and working capital (deficit):

Summary Balance Sheets

	As of	As of	As of	As of
	March 31, 2019	March 31, 2018	Dec 31, 2018	Dec 31, 2017 *
	(unaudited)	(unaudited)
Current assets	$10,500	$10,500	$10,500	$7,500
Current liabilities	18,614	13,394	18,361	8,155
Working capital surplus (deficit)	$(8,114)	$(2,894)	$(7,861)	$(655)
* November 13, 2017 to December 31, 2017

Summary Statements of Cash Flows

	Three Months Ended	Three Months Ended	Year Ended	Period Ended
	March 31, 2019	March 31, 2018	Dec 31, 2018	Dec 31, 2017 *
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$-	$-	$(7,000)	$-
Net cash provided by (used in) financing activities	-	-	10,000	500
Cash at beginning of period	3,500	3,500	500	-
Net increase (decrease) in cash	$-	$-	$3,500	$500
* November 13, 2017 to December 31, 2017

DESCRIPTION OF CAPITAL STOCK AND CAPITALIZATION

Capital Stock. The aggregate number of shares of capital stock which the Company has authority to issue is 350,000,000 shares, divided into two classes consisting of (1) 50,000,000 shares of serial Preferred Stock of the par value of $0.10 per share (“Preferred Stock”); and (2) 300,000,000 shares of Common Stock with the par value of $0.01 per share (“Common Stock”).

Jeffrey Guzy purchased 1 share of Common Stock, for $2.00 on November 1, 2017, as part of the initial capitalization of the Company and as a founding shareholder and organizer of the Company.  The issuance of the one share was exempt from registration or qualification under Section 4(a)(2) of the Securities Act and Section 13.1-514b(10) of the Code of Virginia, 1950, as amended.

As of June 29, 2019, there is one (1) share of Common Stock issued and outstanding and we have one stockholder of record.

There are no shares of Preferred Stock issued and no specific series of Preferred Stock authorized.  The Articles of Incorporation, as amended, provide for serial blank check Preferred Stock where the Board can determine the designations, rights, preferences and terms of each series of Preferred Stock.  Under Virginia law, the shareholders must approve any new series of Preferred Stock because the creation of a new series of Preferred Stock requires amendment of the Articles of Incorporation and acceptance of that amendment by the Virginia State Corporation Commission.

No Pre-Emptive and No Cumulative Voting Rights. There are no pre-emptive or cumulative voting rights for the Common Stock.

Voting Rights.  Each share of the Common Stock has one (1) vote per share. Voting rights of any series of Preferred Stock will be determined when and if a series of Preferred Stock is authorized by the Board and approved by the shareholders.

Dividends. The right to dividends for the issued shares of Common Stock are subordinate to the dividend distribution rights of any series of the Preferred Stock, unless an authorized series of Preferred Stock provides otherwise.

Return of Capital on Liquidation.   Holders of Common Stock will be entitled to the distribution of the balance of any assets available for distribution among the Common Stockholders ratably according to the Common Stock held by them respectively pro rata to their nominal amount, subject to the rights of the Preferred Stock shareholders, on a return of capital on a liquidation, reduction of capital or otherwise (other than on a repurchase of shares).

Amendment of Governing Documents.  Under the Virginia Stock Corporation Act of the Code of Virginia, 1950, as amended, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Virginia anti-takeover statutes

Affiliated transactions statute. Virginia law contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10 percent of any class of its outstanding voting shares, or an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:

•a majority of (but not fewer than two) disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•before or on the date the person became an interested shareholder, a majority of disinterested directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than five percent.

Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. Our articles of incorporation do not specifically address the Virginia statute regarding affiliated transactions; therefore, we are subject to this provision.

Control share acquisitions statute.  Virginia law permits a corporation to exempt itself from this statutory provision by placing a statement to that effect in its articles of incorporation. This provision does not apply to us as of the date of this prospectus because we have fewer than 300 shareholders.  Further, we have adopted an amendment to our by-laws to exempt us from this statutory provision. This affiliated transaction provision does not apply where: The affiliated transaction is with (i) an interested shareholder who has been an interested shareholder continuously or who would have been such but for the unilateral action of the corporation since the latest of (a) January 26, 1988, (b) the date the corporation first became subject to this article by virtue of its having 300 shareholders of record, or (c) the date such person became an interested shareholder with the prior or contemporaneous approval of a majority of the disinterested directors, (ii) any person who becomes an interested shareholder as a result of acquiring shares from a person specified in (i) of this subdivision by gift, testamentary bequest or the laws of descent and distribution or in a transaction in which consideration was not exchanged and who continues thereafter to be an interested shareholder, or who would have so continued but for the unilateral action of the corporation, (iii) a person who became an interested shareholder inadvertently or as a result of the unilateral action of the corporation and who, as soon as practicable thereafter, divested beneficial ownership of sufficient shares so that such person ceased to be an interested shareholder, and who would not, at any time within the three-year period immediately preceding the announcement date have been an interested shareholder but for such inadvertency or the unilateral action of the corporation, or (iv) an interested shareholder whose acquisition of voting shares making such person an interested shareholder was approved by a majority of the disinterested directors prior to such shareholder’s determination date.

The Securities Enforcement and Penny Stock Reform Act of 1990. The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  Our shares of common stock may be deemed “penny stock.”

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

•contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Exchange Act;

•contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•contains a toll-free telephone number for inquiries on disciplinary actions;

•defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

•contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

•the bid and offer quotations for the penny stock;

•the compensation of the broker-dealer and its salesperson in the transaction;

•the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•monthly account statements showing the market value of each penny stock held in the customer’s account.

The SEC penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, shareholders may have difficulty selling their securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus and the documents and other information incorporated by reference herein includes “forward-looking statements.” All statements, other than statements of historical facts, included or incorporated by reference herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled or completed after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including factors faced upon commencement of drilling operations, and among the factors impacting pre-operational and operational activities.  Such factors are described in “Risk Factors” on page 13.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus. Except as required by law, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our Common Stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments, provisions of applicable law and other factors the board deems relevant.

DILUTION

The following table illustrates the dilution to investors in this offering, as well as their percentage ownership of our common stock. For purposes of the dilution calculations it was assumed that all shares of common stock offered by means of this prospectus are sold. If less than all shares of common stock offered are sold, the dilution to investors in this offering will be greater and their percentage ownership will be less than that shown in the table.

Shares to be sold in this Offering	3,000,000
Shares outstanding as of the date of this prospectus	1
Shares to be outstanding upon completion of offering	3,000,001
Tangible book value per share at March 31, 2018	2.00
Offering price, per share	2.00
Net tangible book value after offering	2.00
Dilution per share to investors in this offering	0.00
Gain per share to existing shareholders	0.00
Percentage ownership of common stock by investors in this offering	100.00%

BUSINESS

We are an independent oil and gas company focused on commencing operations in the acquisition, development and production of crude oil from assets in the Gulf States Drill Region. The production and sale of natural gas is not part of our revenue generating business because of the perceived cost and lack of profit potential for a small producer of natural gas.

We were incorporated on November 13, 2017 in Virginia to identify and then acquire assets and drilling rights to operate profitable crude oil wells in the Gulf States Drill Region of the United States. Our initial focus will be on seeking drilling rights in Mississippi and Alabama regions of the Gulf States Drill Region based on our perception that these regions offer more opportunities for small oil drilling and production companies and the more extensive competition in other parts of the Gulf States Drill Region.

Our management consists of Jeffrey J. Guzy, whose managerial experience consists of serving as Chief Executive Officer of Central Oil and Gas Corporation of America, a Florida corporation, (“CENO”) since February 1, 2013.  CENO is conducting only minimal operations and does not require Mr. Guzy’s full time and attention. His experience in oil and gas production is limited to executive oversight at CENO.

Our Chief Executive Officer is Jeffrey Delancey who has over twenty-nine years of direct oilfield operating experience and is the Chief Executive Officer of Delancey Pumping. Mr. Delancey has extensive experience with operations and administration in an independent oil and gas production company.   The Company will rely on contract operators to provide experienced personnel to handle all essential crude oil production on a day to day basis.

During this pre-operations phase, both Company officers only devote such time to their duties as required from time to time by needs of the Company.

Asset Acquisitions.  We plan to lease drilling rights and drilling equipment, as Assets, that will allow the Company to commence oil production through one or two oil rigs in the Gulf States Drill Region.  These Assets will grant us the exclusive right to drill and produce crude oil and natural gas from the underlying leases in return for revenue payments under the leases.

Contractors.  The day to day operations of the oil and gas production from any assets in the Gulf States Drill Region will be handled by independent contractor operators engaged by us.  The Company’s officers will provide executive oversight of its operation of the oil production as well as handling corporate governance, legal compliance, financial affairs and funding efforts of our company.

The use of operating contractors in oil and gas exploration and production is not an uncommon industry practice, especially by smaller oil production companies without the revenues or internal expertise to manage oil operations with employees.  The Company is using independent contractors for oil production operations because this approach is deemed the most efficient and cost-effective means of operations for a small independent oil and gas production company like us.  We do not have the financial resources to engage and retain qualified industry personnel for operation of our oil and gas exploration and production business. We also lack the internal expertise to handle such operations without contractor assistance.

Minimum Offering Amount and Funding of Business. This Offering has a Minimum Offering amount of 250,000 Shares (or an aggregate Offering proceeds of $500,000) sold to break escrow of subscription funds and disbursement of escrowed funds for our use (as stated in “Use of Proceeds” on page 48 of this prospectus).  Based on prior experience of our management in initial efforts to locate and secure a possible drilling rights for a site, we believe that $500,000 will fund the initial efforts to commence operations, which initial efforts are: (1) location of a possible oil and gas site for drilling; (2) securing  lease or assignment of drilling rights to the site; (3) obtaining an engineering study of possible oil reserves for the site; (3) compensation of necessary personnel to locate and evaluate possible drilling sites (including Mr. Delancey and Mr. Guzy as well as possibly an oil exploration engineer consultant); (4) ongoing legal and accounting expenses of Company, including compliance with reporting requirements under the Exchange Act; and (5) basic general administrative and overhead expenses of maintaining the Company as a corporation, being office rent, telephone and telecommunications costs of operations.  The Minimum Offering amount will not fund establishing and commencing operation of a producing old drilling rig, which cost is estimated by us to be $2,500,000 per oil drilling rig.  However, the Minimum Offering amount will permit us to identify a drilling site and use that information in efforts to secure future equity or debt funding for obtaining, establishing and operating an oil drilling rig.

While we believe the Minimum Offering amount will improve the position of the Company in terms of better positioning the Company to secure future funding to commence oil production, we can provide no assurance that the Minimum Offering amount will improve our position or ability to secure future funding to commence oil drilling and production operations or even enhance our position to secure that future funding.   The Minimum Offering amount will fund efforts to identify a potential actual drilling site location and obtaining necessary information to support a request for future equity or debt funding of the oil drilling operations at the potential drilling site.  These efforts will not, however, generate company revenues or guarantee the securing of adequate or any future funding to commence oil drilling and production operations.

An ever-present risk in the oil drilling and production industry is that a drilling site is, despite a promising engineering study, a dry hole or produces oil at a production cost that limited or eliminates any profit.  Weather, difficulty in drilling through rock formations, an oil reserve that is deeper than anticipated, loss of key operational personnel, equipment breakdown and an erratic commodity market for crude oil are some of the factors that can undermine the profits of oil drilling and production. Either outcome would force the Company to seek funding to remain in business or possibly liquidate the Company.  There is a substantial risk of loss of investment for investors in the Shares.  Investors should carefully read “Risk Factors” in this prospectus before making any investment decision.

Key Personnel.  The following persons are deemed key personnel for Company’s oil production operations:

Name of Personnel	Job Title/Duties	Skills	Date of Engagement by Company
Jeffrey Delancey	Chief Executive Officer in charge of oil production operations.	Over 29 years’ experience in operating oilfield operations.	May 15, 2018
Jeffrey Guzy	Acting Chief Financial Officer and Executive Chairman of the Board of Directors	Over 40 years of experience in corporate finance and business development; over 12 years of experience in acting as a director.	November 13, 2017

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General. Management’s discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. This discussion includes forward-looking statements and involves numerous risks and uncertainties, including, but not limited to those described in the “Risk Factors” section of this prospectus. See “Forward-Looking Statements.” Future results could differ significantly from the historical results presented in this section. The following discussion and analysis contain forward-looking statements and involves numerous risks and uncertainties, including those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. You should read this discussion and analysis together with our audited consolidated balance sheet and related notes included elsewhere in this prospectus.

We were incorporated on November 13, 2017 under the laws of the Commonwealth of Virginia in order to acquire, fund and operate crude oil production from assets in the Gulf States Drill Region.

We have no revenue generating operations as of the date of this prospectus.

 We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil.  While our properties may produce natural gas or “gas,” we do not currently exploit or regard natural gas as an ongoing revenue source from existing oil production operations.  The exploitation of gas may change if our oil drilling produces sufficient quantities of gas to warrant its exploitation and sale. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, availability of affordable funding, availability of qualified personnel, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in this prospectus.

Reserve engineering is a process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant,

such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas and oil that are ultimately recovered.

We will use oil reserve reports as one factor in deciding whether to drill in the property of a specific oil lease.  Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of oil from a drilling site.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf might issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

About this Discussion. The following discussion will assist in the understanding the financial position, liquidity and results of operations of CoJax Oil and Gas Corporation. (“we”, “our” or the “Company”). The information below should be read in conjunction with the consolidated financial statement and the related notes to consolidated financial statements.

Overview. We are a start-up corporation seeking to become an independent energy company focused on the acquisition and subsequent exploitation and development of crude oil in the Gulf States Drill Region. We were incorporated under the laws of the Commonwealth of Virginia on November 13, 2017.  Upon sufficient funding from this Offering, we will seek to identify leases for properties with proven oil reserves in the Gulf States Drill Region and, upon assignment of the lease or leases, lease or acquire the equipment and assets for establishing one or two oil rigs, retain the oil drilling and production operational personnel and commence drilling.

Results of Operations for the three months ended March 31, 2019, and March 31, 2018, and the periods ended December 31, 2018, and December 31, 2017:

Revenues: The Company had no oil and gas revenues and no revenue producing operations.

Operating Expense:  The Company had no oil and gas operating expense. Other operating expense was $253 for the three months ended March 31, 2019, and $2,239 March 31, 2018, and $7,206 for the year ended December 31, 2018, and $657 for the year ended December 31, 2017.

	Three Months Ended March 31,	Three Months Ended March 31,	For the Year Ended December 31,	For the Period Ended December 31,*
	2019	2018	2018	2017
	(unaudited)	(unaudited)
Total Revenues	$-	$-	$-	$-
Total operating expenses	253	2,239	7,206	657
Income (loss) from operations	(253)	(2,239)	(7,206)	(657)
Net income (loss) from operations	$(253)	$(2,239)	$(7,206)	$(657)
Net income (deficit) per common share - basic and diluted	$(253)	$(2,239)	$(7,206)	$(657)
Weighted average number of common shares outstanding during the period - basic and diluted	1	1	1	1
* November 13, 2017 to December 31, 2017

Liquidity and Capital Resources: We have incurred net operating losses and operating cash flow deficits since inception, continuing through the three months ended March 31, 2019, and 2018 and the years ended December 31, 2018, and December 31, 2017. We are in the early stages of acquisition and development of oil and gas leaseholds and properties, and we have been funded primarily by a combination of loans or contributions of Jeffrey Guzy, an officer and director of the Company.  This limited funding has been inadequate as of the date of this Prospectus to fund our business strategy and has covered just general administration and legal compliance for the Company as well as paying accounting and legal fees for work performed in connection with this Offering.

We had cash and cash equivalents at March 31, 2019, and March 31, 2018, of $3,500 and $3,500 respectively. At December 31, 2018, we had cash and cash equivalents totaling $3,500, and at December 31, 2017, we had cash and cash equivalents totaling $500.

We believe that our working capital on hand as of the date of this report will not be sufficient to fund our plan of operations over the next 12 months.  We require additional capital within the next 12 months. Our ability to obtain additional financing may be impaired by many factors outside of our control, including the capital markets (both generally and in the crude oil industry in particular), our lack of operating history, the location of our proposed or future crude oil properties and prices of crude oil on the commodities markets (which will impact the amount of asset-based financing available to us) and other factors. Further, if crude oil prices on the commodities markets decline, our revenues will likely decrease, and such decreased revenues may increase our requirements for capital.

Debt or equity financing arrangements may not be available to us or may be available only on unfavorable terms. Additionally, these alternatives could be highly dilutive to our existing stockholders and may not provide us with sufficient funds to meet our long-term capital requirements. We may continue to incur substantial costs in the future in connection with raising capital to fund our business, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses, and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely affect our financial condition. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we will be required to reduce operating costs, which could jeopardize our future strategic initiatives and business plans, and we may be required to sell some or all of our properties (which could be on unfavorable terms), seek joint ventures with one or more strategic partners, strategic acquisitions and other strategic alternatives, cease our operations, sell or merge our business, or file a petition for bankruptcy (either liquidation or reorganization under the U.S. Bankruptcy Code).

The following table summarizes our total current assets, total current liabilities and working capital (deficit) as of March 31, 2019, and March 31, 2018, and December 31, 2018, and December 31, 2017:

	As of	As of	As of	As of
	March 31, 2019	March 31, 2018	Dec 31, 2018	Dec 31, 2017*
	(unaudited)	(unaudited)
Current assets	$10,500	$10,500	$10,500	$7,500
Current liabilities	18,614	13,394	18,361	8,155
Working capital surplus (deficit)	$(8,114)	$(2,894)	$(7,861)	$(655)
* November 13, 2017 to December 31, 2017

Changes in the net cash provided by and (used in) our operating, investing and financing activities for the three months ended March 31, 2019, and March 31, 2018, and the years ended December 31, 2018, and December 31, 2017, are set forth in the following table:

	Three Months Ended	Three Months Ended	Year Ended	Period Ended
	March 31, 2019	March 31, 2018	December 31, 2018	December 31, 2017*
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$-	$-	$(7,000)	$-
Net cash provided by (used in) financing activities	-	-	10,000	500
Cash at beginning of period	3,500	500	500	-
Net increase (decrease) in cash	$3,500	$3,500	$3,500	$500
* November 13, 2017 to December 31, 2017

Cash Flows from Operating Activities: Net cash from operating activities is derived from net loss from operations adjusted for non-cash items, changes in the balances of accounts receivables, deposits, and prepaid expenses, accounts payables, accrued expenses, and other payables.  For the three months ended March 31, 2019, and March 31, 2018, and the periods ended December 31, 2018, and December 31, 2017, net cash used by operating activities was $0, $0, $7,000 and $0 respectively.

Cash Flows from Financing Activities: Total net cash provided by financing activities was $0 and $0 for the three months ended March 31, 2019, and 2018 and $10,000 for the periods ended December 31, 2018, and $500 for the period ended December 31, 2017. The net increase was derived from loans from our Executive Chairman and one share of common stock purchased by our Executive Chairman of the Board of Directors. For more details about these debt and equity financings, see Notes to the Consolidated Financial Statements for the periods ended December 31, 2018, and December 31, 2017, incorporated by reference herein.

Stockholders’ Equity: Authorized Capital. As of March 31, 2019, and December 31, 2018, the Company has 300,000,000 authorized shares of Common Stock at $0.01 par value and 50,000,000 authorized shares of serial Preferred Stock at a par value of $0.10.

During the periods ended March 31, 2019, December 31, 2018, and December 31, 2017, the Company did not repurchase any shares.

There was one issuance of Common Stock during the period ended December 31, 2017, and no issuances of common stock for the periods ended March 31, 2019, and December 31, 2018.  There were no issuances of preferred stock during the periods ended December 31, 2018, and December 31, 2017.

The one share of common stock issued was issued under an exemption from registration under Section 4(a)(2) of the Securities Act and Section 13.1-514b(10) of the Code of Virginia, 1950, as amended.

Capital Contributions. There were no capital contributions during the periods ended March 31, 2019, December 31, 2018, and December 31, 2017.

Planned Capital Expenditures: The Company had no planned capital expenditures and no existing assignments or leases for oil producing properties, or related assets, in fiscal year 2018.

The Company incurred no development costs related to the purchase and development of working interest in wells during the periods ended December 31, 2018, and December 31, 2017. The Company has no such interests in wells as of the date of this prospectus.

Effects of Inflation and Pricing:   The oil and gas industry is cyclical and the demand for goods and services by oil field companies, suppliers and others associated with the industry put significant pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil increase all other associated costs increase as well. Conversely, in a period of declining prices, associated cost declines are likely to lag and may not adjust downward in proportion to the declining prices. Material changes in prices also affect our current revenue stream, estimates of future reserves, impairment assessments of oil properties, and values of properties in purchase and sale transactions. Material changes in prices can affect the value of oil and gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, higher prices for oil could result in increases in the costs of materials, services and personnel.  The recent drop and fluctuations in the market price for crude oil has adversely affected the demand or ability of companies to finance domestic oil exploration.   Our need for adequate funding to expand oil production is hampered by current market conditions for crude oil, which have become more volatile and unpredictable as of the date of this prospectus.  By December 17, 2018, the market price for crude oil dropped below $47 a barrel, representing a 15-month low in market price in response to perceived oversupply of crude oil and impact of a possible international economic slowdown.

Critical Accounting Policies: The establishment and consistent application of accounting policies is a vital component of accurately and fairly presenting our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), as well as ensuring compliance with applicable laws and regulations governing financial reporting. While there are rarely alternative methods or rules from which to select in establishing accounting and financial reporting policies, proper application often involves significant judgment regarding a given set of facts and circumstances and a complex series of decisions.

Asset Retirement Obligations. The Company would, when and if operational, face possible retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, the Company uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation; technical assessments of the assets; estimated amounts and timing of settlements; discount rates; and inflation rates. Asset retirement obligations incurred in the current period were Level 3 fair value measurements. The costs associated with these liabilities are capitalized as part of the related assets and depreciated as the reserves are produced. Over time, the liabilities are accreted for the change in their present value.

Asset retirement obligations for downstream facilities generally become firm at the time the facilities are permanently shut down and dismantled. These obligations may include the costs of asset disposal and additional soil remediation. However, these sites have indeterminate lives based on plans for continued operations and as such, the fair value of the conditional legal obligations cannot be measured, since it is impossible to estimate the future settlement dates of such obligations.

During the periods ended March 31, 2019, December 31, 2018, and December 31, 2017, the Company had no assets subject to retirement obligations.

Revenue Recognition. As of January 1, 2018, we adopted ASC 606 using the modified retrospective method. This adoption did not have an effect on the opening balance of retained earnings. ASC 606 has no current effect on our financial statements as we have no revenue. The Company would, when and if operational, comply with the standard. For additional information regarding the new revenue recognition standard, see Notes 2 and 3, in the Financial Statements.

Stock-Based Compensation. The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation,” which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non- Employees. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received, or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders' equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

The Company may issue stock to consultants for various services and pursuant to a written agreement and plan. The costs for these future transactions will be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock will be measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The Company will recognize consulting expense and a corresponding increase to additional paid-in capital related to stock issued for services. As of the date of this prospectus, the Company has issued no shares to consultants or non-officer employees.

Stock Issuance. We will record future stock-based awards issued to consultants and other external entities for goods and services at either the fair market value of the goods received, or services rendered, or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in FASB ASC 505.

Income Taxes. We account for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Accounting standards require the consideration of a valuation allowance for deferred tax assets if it is “more likely than not” that some component or all of the benefits of deferred tax assets will not be realized. The tax effects from an uncertain tax position can be recognized in the consolidated financial statements only if the position is more likely than not to be sustained if the position were to be challenged by a taxing authority. We have examined the tax positions taken in our tax returns and determined that there are no uncertain tax positions. As a result, we have recorded no uncertain tax liabilities in our consolidated balance sheet.

Oil Properties. We will account for oil properties by the successful efforts method. Under this method of accounting, costs relating to the acquisition and development of proved areas are capitalized when incurred. The costs of development wells are capitalized whether productive or non-productive. Leasehold acquisition costs are capitalized when incurred. If proved reserves are found on an unproved property, leasehold costs are transferred to proven oil-reserves properties. Exploration dry holes are charged to expense when it is determined that no commercial reserves exist. Other exploration costs, including personnel costs, geological and geophysical expenses and delay rentals for oil leases, are charged to expense when incurred. The costs of acquiring or constructing support equipment and facilities used in oil producing activities are capitalized. Production costs are charged to expense as incurred and are those costs incurred to operate and maintain our wells and related equipment and facilities.

Depletion of producing oil properties is recorded based on units of production. Acquisition costs of proved properties are depleted on the basis of all proved reserves, developed and undeveloped, and capitalized development costs (wells and related equipment and facilities) are depleted on the basis of proved developed reserves. As more fully described below, proved reserves are estimated by our independent petroleum engineer and are subject to future revisions based on availability of additional information. Asset retirement costs are recognized when the asset is placed in service and are depleted over proved reserves using the units of production method.

Oil properties are reviewed for impairment when facts and circumstances indicate that their carrying value may not be recoverable. We compare net capitalized costs of proved oil properties to estimated undiscounted future net cash flows using management’s expectations of future oil prices. These future price scenarios reflect our estimation of future price volatility. If net capitalized costs exceed estimated undiscounted future net cash flows, the measurement of impairment is based on estimated fair value, using estimated discounted future net cash flows based on management’s expectations of future oil prices. We have no properties as of the date of this prospectus and, as such, recorded no impairment on any properties.

Unproven properties that are individually significant will be assessed for impairment and if considered impaired will be charged to expense when such impairment is deemed to have occurred.

The sale of a partial interest in a proved oil property is accounted for as normal retirement and no gain or loss is recognized as long as this treatment does not significantly affect the units-of-production depletion rate. If the units-of-production rate is significantly affected, then the sale is accounted for as the sale of an asset, and a gain or loss is recognized. The unamortized cost of the property or group of properties is apportioned to the interest sold and interest retained on the basis of the fair values of those interests. A gain or loss is recognized for all other sales of producing properties and is included in the results of operations. The sale of a partial interest in an unproved property is accounted for as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. A gain on the sale is recognized to the extent the sales price exceeds the carrying amount of the unproved property. A gain or loss is recognized for all other sales of nonproducing properties and is included in the results of operations.

Oil Reserves. The determination of depreciation, depletion and amortization expense as well as impairments that are recognized on our oil properties are highly dependent on the estimates of the proved oil reserves attributable to our properties. Our estimate of proved reserves is based on the quantities of oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation, and judgment. For example, we must estimate the amount and timing of future operating costs, production taxes and development costs, all of which may in fact vary considerably from actual results. In addition, as the prices of oil and cost levels change from year to year, the economics of producing our reserves may change and therefore the estimate of proved reserves may also change. Any significant variance in these assumptions could materially affect the estimated quantity and value of our reserves.

The information regarding present value of any future net cash flows attributable to proved oil reserves would be estimates only and should not be construed as the current market value of the estimated oil reserves attributable to oil-producing properties. Thus, such information includes revisions of certain reserve estimates attributable to oil-producing properties included any prior year’s estimates. These revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in oil prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock.

Use of Estimates. The preparation of financial statements under GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to proved oil reserve volumes, certain depletion factors, future cash flows from oil and natural gas properties, estimates relating to certain oil and natural gas revenues and expenses, valuation of equity-based compensation, valuation of asset retirement obligations, estimates of future oil commodity pricing and the valuation of deferred income taxes. Actual results may differ from those estimates.

New Accounting Pronouncements. From time to time, new accounting pronouncements are issued by FASB that we adopt as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our financial statements upon adoption.

Recent Accounting Pronouncements

Our audited financial statements found elsewhere in this prospectus contain a description of recent accounting pronouncements.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of SOX and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of SOX, which will require certifications in our quarterly and annual reports and provision of an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to have our independent registered accounting firm make its first assessment of our internal control over financial reporting under Section 404 until our first annual report subsequent to our ceasing to be an “emerging growth company”.

Off Balance Sheet Financial Obligations

We currently do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering we have elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

Going Concern

There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financing to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available or on acceptable terms, if at all.

MANAGEMENT AND BOARD of DIRECTORS

Executive Officers and Directors

Our executive officers and directors, and their ages and positions as of the date of this prospectus, are as set forth below:

Name	Age	Position	Start Date
Jeffrey J. Guzy	67	Executive Chairman of the Board and Acting Chief Financial Officer	November 13, 2017
Jeffrey Delancey	48	Chief Executive Officer and Board of Directors Member	May 15, 2018

Executive Officers

JEFFREY J. GUZY: Mr. Guzy, age 67, has served as Company’s Executive Chairman of the Board of Directors since the incorporation of the Company on November 13, 2017. Since February 1, 2013, he has served as the Chief Executive Officer of Central Oil & Gas Corporation of America, a private oil and gas production company, and he has also served as a director since January 27, 2013.

Mr. Guzy also serves as an outside director of:  Capstone Companies, Inc. (trading symbol: CAPC), a Florida public corporation; Leatt Corporation (trading symbol: LEAT), a Nevada public corporation.  Mr. Guzy served as an outside director of; YayYo, Inc., an SEC reporting company, from November 2017 until November 2018.  He also served, from October 2007 to August 2010 as President of Leatt Corporation.

Mr. Guzy has a background in telecommunications, information systems, investor relations, emerging growth companies and the U.S. capital markets, and he has served as an executive manager or consultant for business development, sales, customer service and management in the telecommunications industry, specifically, with IBM Corp., RCA Corp., Sprint International, Bell Atlantic Video Services, Loral Cyberstar and FaciliCom International.

Mr. Guzy has an MBA in Strategic Planning and Management from The Wharton School of the University of Pennsylvania; a M.S. in Systems Engineering from the University of Pennsylvania; a B.S. in Electrical Engineering from Penn State University; and a Certificate in Theology from Georgetown University.

JEFFREY DELANCEY: Mr. Delancey serves as Company’s Chief Executive Officer. Twenty-nine years of direct oilfield operating experience. Since May of 2004 he has served as President and Director of Delancey’s Pumping Services, Inc., a private company focused on outsourcing oilfield services to operators focused on Mississippi and Alabama.  His team is responsible for managing and supervising drilling operations, workover rigs, well hookups, and all other daily operations.  Delancey’s Pumping Services also oversees various specialized sub-contractors and manages all phases of fieldwide supervision.

Mr. Delancey participates as a working interest owner in various oil and gas projects throughout the southeast giving him knowledge and expertise in the investment aspects of the oil and gas business.

For the last seventeen years Mr. Delancey has operated and supervised operations of all aspects of upstream oil and gas operations for various mid-size local independents, such as Camterra Resources, Gungoll Exploration, Midroc Operating, Vernon E. Faulconer, Inc., and Eland Energy. Mr. Delancey spent his first decade in the oil industry as oilfield services employee for various local companies.

Family Relationships. No family relationships exist among officers and directors of the Company.

Board of Directors.  Jeffrey Guzy and Jeffrey Delancey are the directors of the Company as of the date of this prospectus. The Company has and will continue to seek additional directors who are deemed independent directors and to serve on an audit committee of the Company’s board of directors.  We have been unable to find qualified candidates willing to commit to serve on our board of directors as of the date of this prospectus.

Independent Directors.  We do not have any directors who qualify as independent directors under any SEC or national securities exchange rules.  Assuming that we find willing and qualified candidates, we intend to seek to appoint two independent directors after commencement of this Offering.  As a start-up concern with limited cash resources and no established public market for our Common Stock, and no director and officer liability insurance as of the date of this prospectus, we may be unable to recruit independent directors. We intend to obtain directors and officers liability insurance upon the successful consummation of this Offering.

Board Committees.  Our by-laws authorize an audit committee of the Board of Directors, but we have not formed an audit committee due to the inability as of the date of this prospectus to recruit qualified independent directors to serve on the audit committee.  We intend to authorize an audit committee and its charter upon recruitment of qualified, independent directors.

 Director Nominations.  The Board of Directors will also consider director nominees recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders called to elect directors). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

D&O Insurance.  The Company does not have directors and officers liability insurance, but we intend to purchase such insurance upon funding under this Offering.

Legal Proceedings.  The Company is not a party to any legal proceedings as of the date of this prospectus.  Our officers and directors have not been involved in the last ten years in any of the following:

1)Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2)Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3)  Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

4)Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;

5)   Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; or

6)   Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Ethics.  We have adopted a Code of Ethics applicable to our directors, officers and employees. We will file a copy of our Code of Ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

EXECUTIVE COMPENSATION

This Executive Compensation section describes in detail the Company’s executive compensation philosophy and programs. This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers (the “NEOs”) who, for fiscal year 2017 and 2018, are listed below.

Name	Title
Jeffrey J. Guzy	Executive Chairman of the Board of Directors and Acting Chief Financial Officer since November 13, 2017
Jeffrey Delancey	Chief Executive Officer and member of the Board of Directors since May 15, 2018

Our executive compensation is determined by the Board of Directors.  If we are able to recruit qualified directors, we will form a Compensation Committee, which will be responsible for making decisions with respect to executive compensation following the offering.

Employment Agreements.  We have employment agreements with our senior officers, Jeffrey Guzy and Jeffrey Delancey.  Under these employment agreements:

1.Mr. Guzy has a base annual salary of $150,000.00, which does not accrue or begin until the Company has sufficient cash flow or cash reserves to pay the compensation.  The term of his employment agreement is from November 13, 2017 until November 13, 2020. He is eligible to participate in the 2017 Equity Incentive Plan of the Company.  Any bonus compensation is at the discretion of the Company’s Board of Directors. There is no change of control payment if employment is terminated because a change in control of the Company.

2.Mr. Delancey has a base annual salary of $150,000.00, which does not accrue or begin until the Company has sufficient cash flow or cash reserves to pay the base salary.  The term of his employment agreement is from May 15, 2018 until May 15, 2021. He is eligible to participate in the 2017 Equity Incentive Plan of the Company.  Any bonus compensation is at the discretion of the Company’s Board of Directors. There is no change of control payment if employment is terminated because a change in control of the Company.

Executive Compensation Philosophy. The Company’s executive compensation programs are guided by the following principles, which make up our executive compensation philosophy:

•Pay for Performance. Compensation opportunities are designed to align executives’ pay with the Company’s performance and are focused on producing sustainable long-term growth.

•Attract, Promote, and Retain Talented Management Team. We compete for talent with other companies of similar size in our market. In order to attract and retain executives with the experience necessary to achieve our business goals, compensation must be competitive and appropriately balanced between fixed compensation and at-risk compensation.

•Align Interests with Interests of Shareholders. We believe that management should have a significant financial stake in the Company to align their interests with those of the shareholders and to encourage the creation of long-term value. Therefore, equity awards make up a substantial component of executive compensation.

 Our executive compensation program has three key elements, which have been designed according to these principles: base salary, annual cash incentive compensation (being bonuses), and long-term incentive or equity compensation. We do not provide any perquisites and retirement benefits to our officers as of the date of this prospectus.   We have not paid any annual cash incentive compensation as of the date of this prospectus.

Until we have regular operations and sufficient operating history to determine the financial performance of the Company, our Board of Directors does not intend to issue any incentive compensation or annual cash incentive compensation.

Retirement Benefits. We have not maintained, and do not currently intend to maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We have no plans to adopt any defined benefit pension plan or nonqualified deferred compensation plan.

2018 Equity Incentive Plan.  The Company’s Board of Directors or “Board of Directors” and stockholder approved the 2018 Equity Incentive Plan on December 31, 2018 (“2018 Plan”), which replaced the 2017 Equity Incentive Plan (“2017 Plan”) that was approved by the Company’s Board of Directors and stockholder on January 2,

2018.  The Board of Directors terminated the 2017 Plan on December 31, 2018.  No options or awards were granted under the 2017 Plan. The following is a summary of the 2018 Plan, which summary is qualified in its entirety by reference to the 2018 Plan, which is filed as an exhibit to the Registration Statement filed with the SEC in connection with this offering of shares of common stock.

2018 Plan Purpose. The 2018 Plan will allow us to grant equity awards, including performance awards, to incentivize high levels of performance and productivity by individuals who provide services to us and to further align the interests of our employees with those of the Company and our stockholders. The use of our common stock as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Our equity compensation is also used to retain our officers and other employees and promote a focus on sustained enhancement through improved performance. The 2018 Plan is intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).

  2018 Plan Administration. The Board of Directors, or the Compensation Committee of the Board of Directors when formed by the Board of Directors, has the authority to administer our 2018 Plan. Subject to the terms of the 2018 Plan, the Board of Directors or the authorized board committee, referred to as the “plan administrator,” determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award. The plan administrator has the authority to modify outstanding awards under our 2018 Plan. Subject to the terms of our 2018 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles; provided, that, stockholders must approve any repricing of SAR’s.

2018 Plan Share Reserve.   Three million shares of common stock are reserved for issuance under grants or awards made pursuant to the 2018 Plan.   If a stock award granted under our 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under our 2018 Plan. The following types of shares under our 2018 Plan may become available for the grant of new stock awards under our 2018 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under our 2018 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

2018 Plan Stock Awards.  Our 2018 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”)), non-statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation, which are collectively referred to as stock awards. Our 2018 Plan also provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.  Incentive and non-statutory stock options are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of our 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2018 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is an nonqualified stock option and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

 Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of our common stock with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will be treated as nonqualified stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.  Restricted stock unit awards evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or for no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock units award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights or “SARs”. SARs are evidenced by SAR grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a SAR, we will pay the participant an amount in cash or stock equal to (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the SAR is exercised. A SAR granted under our 2018 Plan vests at the rate specified in the SAR agreement as determined by the plan administrator.

The plan administrator determines the term of SARs granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of a participant’s SAR agreement provides otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SARs’ term will be further extended in the event that exercise of the SAR following such a termination of service is prohibited by applicable securities laws. In no event may a SAR be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A SAR holder may designate a beneficiary, however, who may exercise the SAR following the holder’s death.

Performance Awards. Our 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.   The performance goals are determined by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under our 2018 Plan, (2) the class and maximum number of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued upon the exercise of incentive stock options and (4) the class and number of shares and exercise price, strike price or purchase price, if applicable, of all outstanding stock awards.

Change in Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability or settlement in the event of a change in control. Under our 2018 Plan, a change in control is generally (1) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction, (2) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or (3) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Amendment and Termination. Board of Directors has the authority to amend, suspend or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of stockholders. No incentive stock options may be granted after the tenth anniversary of the date that the Board of Directors adopts the 2018 Plan.

The Company issued no stock options during the periods ending December 31, 2018 and December 31, 2017.  The Company has issued no stock options as of the date of this prospectus.

Director Compensation. Directors of the Company do not currently receive and have not received in the past any compensation for servicing as a director.   The Company does reimburse directors for any actual expenses incurred in the performance of duties as a director.  We may pay a nominal director’s fee in the future.

STOCK ISSUED UNDER EMPLOYEE PLANS

We intend to file a registration statement on Form S-8 under the Securities Act to register shares issuable under the 2018 Plan. This registration statement on Form S-8 is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Accordingly, shares registered under such registration statement may be made available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described above.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS AND CONFLICT OF INTERESTS

There have been no transactions by the Company from November 13, 2017, the date of our inception, to the date of this prospectus that exceeded $120,000 in transaction amount and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this prospectus captioned “Executive Compensation”.

Related Party Transaction Policy. We adopted a formal, written policy, which will become effective on the date of this prospectus, that our executive officers, directors (including director nominees), holders of more than 5% of any class of our voting securities, and any member of the immediate family of or any entities affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior approval or, in the case of pending or ongoing related party transactions, ratification of our audit committee, which has not been formed as of the date of this prospectus. The Company will endeavor to recruit one or more independent directors upon filing of the Form S-1 Registration Statement with the Commission for this Offering. For purposes of our policy, a related party transaction is a transaction, arrangement or relationship where we were, are or will be involved and in which a related party had, has or will have a direct or indirect material interest, other than transactions available to all of our employees.

Certain transactions with related parties, however, are excluded from the definition of a related party transaction including, but not limited to: (1) transaction with another company at which a related party’s only relationship is as an employee (excluding as an executive officer or a director) or beneficial owner of less than 5% of that company’s shares; (2) transaction where the related party’s interest arises solely from the ownership of our equity securities and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends); (3) transactions available to all employees generally; (4) transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $20,000; and (5) transactions in which the related party’s interest derives solely from his or her service as a director, trustee or officer (or similar position) of a not-for-profit organization or charity that receives donations from the Company.

No member of the audit committee may participate in any review, consideration or approval of any related party transaction where such member or any of his or her immediate family members is the related party. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to: (1) the benefits and perceived benefits, or lack thereof, to our company; (2) the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (3) the materiality and character of the related party’s direct and indirect interest; (4) the actual or apparent conflict of interest of the related party; (5) the availability of other sources for comparable products or services; (6) the opportunity costs of alternative transactions; (7) the terms of the transaction; (8) the commercial reasonableness of the terms of the proposed transaction; and (9) terms available to unrelated third parties or to employees under the same or similar circumstances. In reviewing proposed related party transactions, the audit committee will only approve or ratify related party transactions that are in, or not inconsistent with, the best interests of our company and stockholders, as the audit committee determines in good faith.

The transactions described below were consummated prior to our adoption of the formal, written policy described above and therefore the foregoing policies and procedures were not followed with respect to the transactions. However, we believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Conflicts of Interest.  Upon successful completion of this Offering, the current officers and directors of the Company shall devote at least 35 hours per week to the Company. As of the date of this prospectus, each officer and director of the Company has other professional and business interests and positions.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests. The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of the Company must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest or constitute competition against the Company.

PRINCIPAL STOCKHOLDERS

Our Common Stock

The following table sets forth the beneficial ownership of our common stock by:

•each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•each of our named executive officers;

•each of our directors; and

•all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201.

Name of Beneficial Owner (2)	Shares owned prior to Offering	Percentage of Issued Shares prior to Offering	Shares owned after Offering	Percentage of Shares owned after Offering
Jeffrey Guzy (1)	1	100%	1	0%
Jeffrey Delancey (1)	0	0%	0	0%

Footnote: (1) The address of each beneficial owner for purposes of this table is c/o CoJax Oil and Gas Corporation, 3033 Wilson Blvd., Suite E605, Arlington, Virginia 22201.

(2) The amounts and percentages of common stock beneficially owned are reported on the bases of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock, except to the extent this power may be shared with a spouse.

Outstanding Equity Awards.  The Company has no issued stock options or equity awards as of the date of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Common Stock. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity-related capital at a time and price we deem appropriate.

Upon the completion of this Offering, and assuming the sale of all shares under this Offering, we will have an aggregate of 3,000,001 shares of common stock issued and outstanding. Additionally, we will have no options outstanding, which are exercisable into no shares of common stock. All remaining shares of common stock will be deemed “restricted securities” as such term is defined under Rule 144. The restricted securities were, or will be, issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Rule 144. In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the six months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

Rule 701. In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchase or otherwise receive Shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the Shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Pricing of the Offering. Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined us based on, among the factors considered, our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to ours.

PLAN OF DISTRIBUTION

General. The offer and sale of Shares is being made by our officers and directors without any commissions or other compensation on such sales and on a best efforts, minimum subscription basis.  There is no placement agent or underwriter for offer and sale of the shares of common stock under this Offering.

We are offering a minimum of 250,000 shares of common stock and a maximum of 3 million shares of common stock in this Offering.  Subscription payments for shares of common stock will be escrowed in a segregated, non-interest-bearing bank escrow account at John Marshall Bank, located at 2300 Wilson Boulevard, Suite 120, Arlington, Virginia 22201, until we receive the Minimum Offering amount (being $500,000 in gross Offering proceeds).   If the Minimum Offering amount is not received by 5:00 p.m., Eastern Standard Time, on December 31, 2019, then all subscription payments will be refunded to investors without deduction or interest and this Offering will be terminated.   Any refunds of escrowed funds will be paid to investors within ten (10) days after termination of this Offering. Upon the timely receipt of the Minimum Offering amount, all subscription payments in escrow and all future subscription payments will be available for our use in accordance with the “Use of Proceeds” in this prospectus and the Offering will continue until the earlier to occur of June 30, 2020, or the sale of all 3 million shares registered under the Offering.

Escrow.  We have engaged an escrow agent under the Escrow Agreement, dated May 16, 2019, by BizLaunch Advisors, LLC, a Delaware limited liability company located at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201, (“escrow agent”), which Escrow Agreement is filed as Exhibit 10.5 to the registration statement for this prospectus.  For the escrow agent’s services, we have agreed to pay escrow agent a flat monthly fee of $300 plus any reasonably necessary expenses to administration of the escrow account but excluding escrow agent’s general and administrative overhead and non-escrow account related overhead expenses. We will also pay for all bank fees and charges incurred to maintain the escrow account at the Bank.

William Barrett Wellman, the sole owner-member of the escrow agent, is a business associate and independent contractor of Jeffrey Guzy.   Mr. Wellman has assisted Mr. Guzy in his business development consulting work as a financial and accounting advisor for over 20 years and has assisted the Company as an independent contractor bookkeeper since its incorporation in 2017.  Further, the Company subleases its principal executive offices from escrow agent.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

As of the date of this prospectus, we do not have any agreement with an underwriter or sales agent to place or purchase the shares of common stock to be sold under this Offering.  We may engage a sales agent in the future to assist in selling the shares of common stock being offered under this prospectus.

Once sold under the Registration Statement, of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.

Lock-up Agreements.  There are no lock-up agreements for Shares due to the small number of issued Shares and the fact that the Company officers and directors do not intend to purchase Shares in this Offering.

Offer and Sale by Officers and Directors. Any officer or director who participates in the offer and sale of Shares will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sales of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a)(4)(ii), he must be in compliance with all of the following:

-He must not be subject to a statutory disqualification;

-He must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

-He must not be an associated person of a broker-dealer;

-He must primarily perform, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of Company otherwise than in connection with transactions in securities; and

-He must perform substantial duties for the issuer after the close of the offering not connected with transactions in securities, and not have been associated with a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Subscribing for Shares. Investors may subscribe to purchase Shares by completing and manually executing a subscription agreement provided by us and delivering it with subscription payment in full for all Shares being purchased to. The address set forth in the subscription agreement.  The subscription shall not become effective until accepted by us, which acceptance is made by us countersigning the subscription agreement and sending it to the investor. Acceptance will be based upon confirmation that the Offering is lawful in investor’s state.  The subscription process is as follows:

▪a final prospectus, with subscription agreement, is delivered by Company to investor;

▪the subscription is completed by the investor, and submitted with a check for payment of full purchase price of Shares to escrow agent (per instructions in subscription agreement);

▪each subscription is reviewed by Company to confirm the subscribing party completed the form, and to confirm that Offering is lawful in investor’s domicile state;

▪once approved, the subscription is accepted by us, and the subscription payment for Shares is deposited into the escrow account; and

▪subscriptions not accepted by us, are returned with the check undeposited within 24 hours of after our determination of non-acceptance of the subscription for Shares.

Subscription payments will be deposited in an escrow account at John Marshall Bank, 2300 Wilson Boulevard, Suite 120, Arlington, Virginia 22201, until the Minimum Offering amount is received by us prior to December 31, 2019.

We cannot sell shares of common stock under the registration for the Offering is declared effective by the Commission.

DETERMINATION OF OFFERING PRICE

Since our shares of Common Stock are not listed or quoted on any exchange or quotation system, the offering price of the Shares was arbitrarily determined and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our Common Stock is not listed on a public exchange, we will seek quotation of the Common Stock on QB Venture Market of The OTC Markets Group, Inc. system or “OTCQB.”  As of the date of this prospectus, we have not commenced the application process for quotation of the Common Stock on the OTCQB.   This application process includes a broker-dealer filing a Form 211 with FINRA to trade the Common Stock and to do so as a market maker for the Common Stock.  While we intend to commence the application process after filing the Form S-1 Registration Statement for this prospectus with the Commission, there is no assurance that a broker-dealer market maker will agree to file the necessary documents with FINRA or that FINRA will approve the Form 211 application.

USE OF PROCEEDS

The net proceeds from this Offering, after deduction of estimated Offering expenses, will be approximately $5,931,155 if all shares of Common Stock offered are sold and approximately $431,553 if the minimum number of shares is sold under this Offering. The following use of proceeds table includes Offering expenses. The following shows the intended, estimated use of the proceeds from this Offering, depending upon the number of Shares sold.

ESTIMATED USE OF PROCEEDS

Minimum 250,000 Shares and Maximum of 3,000,000 Shares offered:

Shares sold	250,000 (1)	300,000	750,000	1,500,000	2,250,000	3,000,000
% of Shares offered	(8.3%) (1)	(10%)	(25%)	(50%)	(75%)	(100%)
Expense category:
Compensation (2)	$50,000	$50,000	$75,000	$100,000	$150,000	$200,000
Audit fees for Offering	14,000	14,000	14,000	14,000	14,000	14,000
Legal fees for offering	10,000	10,000	10,000	10,000	10,000	10,000
General Corporate Legal fees (3)	5,000	5,000	5,000	10,000	10,000	10,000
Accounting fees (4)	15,000	15,000	15,000	20,000	20,000	20,000
Investment banking fees (5)	10,000	10,000	10,000	20,000	20,000	30,000
Blue Sky & Commission filing fees	5,747	5,747	5,747	5,747	5,747	5,747
Transfer Agent fees	1,500	1,500	1,500	1,500	1,500	1,500
General administrative	50,000	50,000	50,000	50,000	120,000	150,000
Oil & gas leases / production	-	-	-	2,500,000	2,500,000	5,000,000
Working capital / operating reserve, misc.	338,753	438,753	1,313,753	268,753	1,648,753	558,753

Total	$500,000	$600,000	$1,500,000	$3,000,000	$4,500,000	$6,000,000

(1)Note: this amount is the minimum aggregate Offering proceeds to be raised to begin proposed operations. If the minimum Offering amount of $500,000 in subscription payments is not timely deposited in the escrow account, then all subscription payments will be refunded to subscribers without charge, deduction or interest. See page 3 for more detailed information.

(2)Compensation is for senior officers and key oil production operations personnel.

(3)Estimated legal fees for general corporate and regulatory legal services.

(4)Accounting fees are for outside accountant fees for operations and reports filed under Exchange Act by us.

(5)Investment banking fees are owed under NSC Agreement.  See page 9 of this prospectus.

These amounts are our estimates of the typical cost (based on Company management’s understanding and experience) to establish a deep drill well in the Gulf States Drill Region.  These estimates are based on our research on the costs and industry knowledge of our production management.  Actual cost of establishing a deep drill well may differ from the above estimates. It should be noted that even if new deep drill wells are completed, there is no assurance that the oil can be produced for a profit or can economically be exploited in full or in part or can be produced and sold within any specified time frame. See “Risk Factors” on page 13.

With the proceeds from this Offering, assuming we sell sufficient number shares of common stock to realize more than $2 million in Offering proceeds, we plan to drill and complete wells in the Drill Region.   Our portion of the cost of drilling and completing each well is estimated to be approximately $2,500,000 per deep drill oil well.  See “Business” for more information.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by us.  To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available.  Conversely, any amounts not expended as proposed will be used for general working capital.

TAX MATTERS

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT OR ESTATE TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

The Shares are not a “tax shelter” or “tax incentive” investment.   Investors need to consult their tax advisors on the federal, state and local tax and income tax consequences of buying, holding and selling the Shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by PW Richter, plc, 3901 Dominion Townes Circle, Richmond, Virginia 23223.

EXPERTS

The financial statements of Company as of December 31, 2018 and December 31, 2017, included in this Prospectus have been so included in reliance on the report of Haynie and Company, CPAs, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are not indemnified to the extent permitted under Virginia law. We also do not maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

As a result of this offering, we will become subject to full information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing financial statements certified by an independent public accounting firm.

You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

After we have completed this offering, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to make these filings available on our website once this offering is completed. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

APPENDIX A:  Oil and Gas Industry Abbreviations and Defined Terms

The following are abbreviations and definitions of certain terms used in this document, which are commonly used in the oil and natural gas industry:

•“ARO” means asset retirement obligation;

•“Bcf” means one billion cubic feet of natural gas;

•“Bcfd” means one billion cubic feet of natural gas per day;

•“Btu” means one British thermal unit, the quantity of heat required to raise the temperature of a one-pound mass of water by one degree of Fahrenheit;

•“Basin” means a large natural depression on the earth’s surface in which sediments generally brought by water accumulate;

•“CapEx” means capital expenditures;

•“Completion” means the process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency;

•“D&C costs” means drilling and completion costs;

•“Developed acreage” means the number of acres that are allocated or assignable to productive wells or wells capable of production;

•“Estimated ultimate recovery” or “EUR” means the sum of reserves remaining as of a given date and cumulative production as of that date. As used in this prospectus, EUR includes only proved reserves and is based on our reserve estimates;

•“Exploratory well” means a well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir;

•“FERC” means the Federal Energy Regulatory Commission;

•“Field” means an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations;

•“Formation” means a layer of rock which has distinct characteristics that differs from nearby rock;

•“Gulf States Drill Region” means the area(s) where oil and gas leases, drilling and production rights, which are located in the Smackover Trend. The Smackover Trend extends from Texas to the Florida Panhandle along the Gulf Coast Region – both onshore and offshore.  The Smackover Trend is a major oil and gas production formation in the Gulf States and the principal source of oil and gas. Like the Persian Gulf, the Smackover Trend was rock stratum formed by deposits from warm ocean waters covering the carbonate-evaporite basins in the southern Gulf States Region during the Upper Jurassic Period.

•“Horizontal drilling” means a drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval;

•“Identified drilling locations” means total gross (net) resource play locations that we may be able to drill on our existing acreage. A portion of our identified drilling locations constitute estimated locations based on our acreage and spacing assumptions, as described in “Business — Our Operations —Reserve Data —Drilling Locations”. Actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors;

•“Invested capital” means the future capital expenditures required to drill and complete a single well. When used in this prospectus in connection with descriptions of our rate of return, the calculation of “invested capital” assumes such capital expenditures are incurred in period one (with revenue and operating costs recognized until the economic end of a well’s life, at which time abandonment costs are recognized);

•“LNG” means liquid natural gas;

•“Mcf” means one thousand cubic feet of natural gas;

•“MMBtu” means one million Btu;

•“MMcf” means one million cubic feet of natural gas;

•“Net acres” means the percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres owns 50 net acres;

•“Productive well” means a well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes;

•“Prospect” means a specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons;

•“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods;

•“Proved reserves” means the estimated quantities of oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions;

•“Proved undeveloped reserves” or “PUDs” means proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion;

•“Recompletion” means the process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production;

•“Reservoir” means a porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs;

•“Resources” means quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

•“Royalty interest” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the

•leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

•“Service well” means any well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

•“Standardized measure” means the present value, discounted at 10% per year, of estimated future net revenues from the production of proved reserves, computed by applying sales prices used in estimating proved oil and gas reserves to the year-end quantities of those reserves in effect as of the dates of such estimates and held constant throughout the productive life of the reserves (except for consideration of future price changes to the extent provided by contractual arrangements in existence at year-end), and deducting the estimated future costs to be incurred in developing, producing and abandoning the proved reserves (computed based on year-end costs and assuming continuation of existing economic conditions). Future income taxes are calculated by applying the appropriate year-end statutory federal and state income tax rate with consideration of future tax rates already legislated, to pre-tax future net cash flows, net of the tax basis of the properties involved and utilization of available tax carryforwards related to proved oil and gas reserves.

•“Spacing” means the distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies;

•“Standardized measure” means discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate;

•“Undeveloped reserves” means Undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

•“Unit” means the joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement;

•“Unproved properties” means properties with no proved reserves.

•“Wellbore” means the hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole; and

•“Working interest” means the right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

CoJax Oil and Gas Corporation

Financial Statements

December 31, 2018

F/S - 1

CoJax Oil and Gas Corporation

Financial Statements

CONTENTS	PAGE

Report of Independent Registered Public Accounting Firm	F/S-3

Financial Statements

Balance Sheets as of December 31, 2018 and December 31, 2017	F/S-4

Statements of Operations for the year ended December 31, 2018	F/S-5

Statements of Cash Flows for the year ended December 31, 2018	F/S-6

Statement of Stockholder’s Deficit for the period ended December 31, 2017 and the year ended December 31, 2018	F/S-7

Notes to Financial Statements	F/S-8 – F/S-20

F/S - 2

CoJax Oil and Gas Corporation

Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of CoJax Oil & Gas Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of CoJax Oil & Gas Corporation (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has recurring net losses, negative cash flows from operations, and negative working capital. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Haynie & Company
Salt Lake City, Utah
May 28, 2019 We have served as the Company’s auditor since 2017.

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CoJax Oil and Gas Corporation

Balance Sheets

	As of	As of
	Dec 31, 2018	Dec 31, 2017
ASSETS
Current assets:
Cash	$3,500	$500
Deferred offering costs	7,000	7,000
Total current assets	10,500	7,500

Total assets	$10,500	$7,500

LIABILITIES and STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$7,455	$7,655
Accrued interest payable to related party	408	2
Loan payable to related party	10,498	498
Total current liabilities	18,361	8,155

Total liabilities	18,361	8,155

Stockholder’s deficit:
Preferred stock, $0.10 par value, 50,000,000 current shares authorized, no shares issued and outstanding at Dec 31, 2018 and Dec 31, 2017.	-	-
Common stock, $0.01 par value, 300,000,000 current shares authorized, 1 share issued and outstanding at Dec 31, 2018 and Dec 31, 2017.	-	-
Additional paid-in capital	2	2
Accumulated deficit	(7,863)	(657)
Total stockholder’s deficit	(7,861)	(655)

Total liabilities and stockholder’s deficit	$10,500	$7,500

See accompanying notes to financial statements.

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CoJax Oil and Gas Corporation

Statements of Operations

	For the Year Ended	For the Year Ended
	December 31, 2018	December 31, 2017
Revenues	$-	$-

Operating expenses:
Audit fees	2,500	-
Filing fees	3,700	537
Office supplies	-	118
Office rent	600	-
Interest expense	406	2
Total operating expenses	4,706	657

Loss from operations	(7,206)	(657)

Net loss	$(7,206)	$(657)

Net loss per common share - basic and diluted	$(7,206)	$(657)
Weighted average number of common shares outstanding during the year - basic and diluted	1	1

See accompanying notes to financial statements.

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CoJax Oil and Gas Corporation

Statements of Cash Flows

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017
Cash flows from operating activities:
Net (loss)	$(7,206)	$(657)
Adjustments to reconcile Net (loss) to net cash used in operations:
Accounts payable	(200)	655
Accrued interest payable	406	2
Total adjustments to reconcile Net (loss) to net cash provided by operations	(7,000)	657
Net cash provided by (used in) operating activities	(7,000)	-

Cash flows provided by (used in) financing activities:
Loan payable	10,000	498
Stock issuance	-	2
Net cash provided by financing activities	10,000	500

Net increase in cash	3,000	500
Cash at beginning of period	500	-
Cash at end of period	$3,500	$500

Supplemental disclosure of non-cash investing and financing activities:
The Company did not engage in any non-cash investing or financing activities during the period.

See accompanying notes to financial statements.

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CoJax Oil and Gas Corporation

Statement of Stockholder’s Deficit

For the periods ending December 31, 2018

And December 31, 2017

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	capital	deficit	deficit

Balance, November 13, 2017	-	$-	-	$-	$-	$-	$-
Initial stock purchase by the Executive Chairman, Dec 1, 2017	-	-	1	-	2	-	2
Net income (loss) for the period ending Dec 31, 2017	-	-	-	-	-	(657)	(657)
Balance, December 31, 2017	-	$-	1	$-	$2	$(657)	$(655)
Net income (loss) for the Year ending December 31, 2018	-	-	-	-	-	(7,206)	(7,206)
Balance, December 31, 2018	-	$-	1	$-	$2	$(7,863)	$(7,861)

See accompanying notes to financial statements.

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CoJax Oil and Gas Corporation

Notes to Financial Statements

December 31, 2018 and December 31, 2017

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization

CoJax Oil & Gas Corporation, a private Virginia corporation (“Company”), was incorporated on November 13, 2017.

Nature of Operations

We are an early development stage company and we have no revenue generating operations. From November 13, 2017, we have been engaged in organizational activities and had no revenue generating operations.  We intend to acquire assignments of hydrocarbon revenues and underlying oil and gas exploration and production rights.

Corporate History

The organizational meeting was held on October 31, 2017, at the future principal office of the Company, being located at 3033 Wilson Boulevard, Suite E-605, Arlington, Virginia 22201. Company was incorporated on November 13, 2017 under the laws of the Commonwealth of Virginia. The Company was formed to acquire oil and gas exploration and production rights and seek funding to more fully exploit those assets in the Gulf States Drill Region.

Investment Banking Relationship

On January 3, 2018, the company executed an investment banking and corporate advisory agreement with Newbridge Securities Corporation (“NSC Agreement”).  Newbridge Securities Corporation is located at 1111 Brickell Avenue, 11th Floor, Miami, Florida 33313.  Their fee is based on successful completion of an S-1 Registration statement initial public offering, if any, of our common stock. The NSC Agreement filed as an exhibit to the registration statement of this Agreement is dated as of January 3, 2018, because the designated authorized contract officer at Newbridge Securities Corporation did not countersign the NSC Agreement until March 14, 2019.  Despite the date of the countersignature, Company and Newbridge Securities Corporation have operated in full accordance with the terms and conditions of the NSC Agreement since January 3, 2018.

NOTE 2 – GOING CONCERN DISCLOSURE

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. Since inception, the Company has not identified any proven or probable reserves and correspondingly has not generated any revenue during its exploration stage.

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There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financing to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available or on acceptable terms, if at all.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the impairment of assets and rates for amortization, accrued liabilities, future income tax obligations and the inputs used in calculating stock-based compensation and transactions. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At December 31, 2018 and December 31, 2017, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable will consist primarily of oil and gas sales, net of a valuation allowance for doubtful accounts. As of December 31, 2018, and the period ended December 31, 2017, the allowance for doubtful accounts was $0.

Impairment or Disposal of Long-Lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 360 “Property, Plant and Equipment”. ASC 360 clarifies the accounting for the impairment of long- lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business.

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Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. The Company did not recognize any impairment losses as of December 31, 2018 or for the period ending December 31, 2017.

Fair Value of Financial Instruments

The Company had no financial instruments for the year ending December 31, 2018 or for the period ending December 31, 2017.

ASC 820 “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) a reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means; and

Level 3 – Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2018. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments.

The Company applied ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The adoption of ASC 820 for non-financial assets and liabilities did not have a significant impact on the Company’s financial statements.

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Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606”). As the Company has no sales, the adoption did not require an adjustment to opening retained earnings for the cumulative effect adjustment and did not affect the Company’s previously reported results of operations, nor its ongoing consolidated and combined balance sheets, statements of cash flow or statements of changes in equity.

Under ASC 606, oil and natural gas sales revenues are recognized when control of the product is transferred to the customer, the performance obligations under the terms of the contracts with customers are satisfied and collectability is reasonably assured. Once operational, all the Company’s oil and natural gas sales will be made under contracts with customers. The performance obligations for the Company’s contracts with customers will be satisfied at a point in time through the delivery of oil and natural gas to its customers. Accordingly, the Company’s contracts will not give rise to contract assets or liabilities. The Company will typically receive payment within 30 days of the month of delivery. The Company’s contracts for oil and natural gas sales will be standard industry contracts that include variable consideration based on the monthly index price and adjustments that may include counterparty-specific provisions related to volumes, price differentials, discounts and other adjustments and deductions.

Stock-Based Compensation

The Company accounts for Stock-Based Compensation under ASC 718 “Compensation – Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, Equity-Based Payments to Non- Employees. Under ASC 505-50, the Company determines the fair value of the warrants or stock-based compensation awards granted as either the fair value of the consideration received, or the fair value of the equity instruments issued, whichever is more reliably measurable. Any stock options or warrants issued to non-employees are recorded in expense and additional paid-in capital in stockholders' equity over the applicable service periods using variable accounting through the vesting dates based on the fair value of the options or warrants at the end of each period.

The Company issues stock to consultants for various services. The costs for these transactions are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The

F/S - 11

Company recognized consulting expense and a corresponding increase to additional paid- in-capital related to stock issued for services. (See NOTE 9 – STOCKHOLDER’S DEFICIT)

Income Taxes

Income taxes are accounted for under the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized, or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized.

The FASB has issued ASC 740 “Income Taxes”. ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

Because of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC 740 and concluded that they had no uncertain tax positions as of December 31, 2018 or as of December 31, 2017.

Basic and Diluted Income per Share

The Company computes income per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information”, the Company is required to report financial and descriptive information about its reportable operating segments. The Company does not consider itself to have any operating segments as of December 31, 2018 or as of December 31, 2017.

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which outlined a new, single comprehensive model for

F/S - 12

entities to use in accounting for revenue arising from contracts with customers and supersedes most prior revenue recognition guidance, including industry-specific guidance. The Company adopted the new standard on January 1, 2018. The Company implemented the necessary changes to its business processes, systems and controls to support recognition and disclosure of this new standard.

Management does not believe any recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the Company’s present or future financial statements.

NOTE 5 – LONG LIVED ASSETS

At December 31, 2018 and December 31, 2017, the Company had no long-lived assets.

NOTE 6 – ACCRUED EXPENSES

At December 31, 2018 and December 31, 2017, the Company had the following accrued expenses:

	For the Year ended	For the period ended
	December 31, 2018	December 31, 2017
Accrued interest – related party	$408	$2
Accrued expenses	$408	$2

NOTE 7 – NOTES PAYABLE - related party

The Company is party to several loans with related parties. The note holder is the Executive Chairman of the Company. At December 31, 2018 and December 31, 2017, notes payable consisted of the following:

	December 31,	December 31,
	2018	2017
On November 13, 2017, the Company’s Executive Chairman loaned $498 to the Company and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of March 1, 2018 was extended by the Executive Chairman on March 1, 2018. Principal and accrued interest now mature on May 31, 2019.	$498	$498

On January 3, 2018, the Company’s Executive Chairman loaned $5,000 to the Company and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of May 1, 2018 was extended by the Executive Chairman on May 1, 2018. Principal and accrued interest now mature on May 31, 2019	$5,000	$-

On January 22, 2018, the Company’s Executive Chairman loaned $5,000 to the Company and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of May 1, 2018 was extended by the Executive Chairman on May 1, 2018. Principal and accrued interest now mature on May 31, 2019.	$5,000	$-

Notes payable	$10,498	$498

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NOTE 8 – RELATED PARTY TRANSACTIONS

For the year ending December 31, 2018, there were three related party transactions (see NOTE 7) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

For the period ending December 31, 2017, there were two related party transactions (see NOTES 7 and 9) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

NOTE 9 – STOCKHOLDER’S DEFICIT

Authorized Capital

As of December 31, 2018, the Company has 300,000,000 authorized shares of Common Stock at $0.01 par value and 50,000,000 authorized shares of Preferred Stock at a par value of $0.10.

Preferred Stock

During the periods ending December 31, 2018 and December 31, 2017, the Company issued no shares of Preferred Stock.

Common Stock

During the period ending December 31, 2017, the Company’s Executive Chairman purchased and was issued 1 share of Common Stock. The share was purchased at $2.

During the periods ending December 31, 2018 and December 31, 2017, the Company did not repurchase any shares.

The above shares of capital stock are restricted securities under Rule 144 and were issued in reliance on an exemption from the registration requirements of the Securities Act.

Capital Contributions

During the periods ending December 31, 2018 and December 31, 2017, the Company did not receive any capital contributions.

Amended and Restated Articles of Incorporation

In order to simplify its capitalization in anticipation of potential acquisitions, the Board of Directors and shareholders of the Company approved the Restated Articles on December 22, 2017.  The Restated Articles have been filed with the State of Virginia and are effective December 22, 2017.

Incentive Compensation Plan

2018 Equity Incentive Plan.  The Company’s Board of Directors or “Board of Directors” and stockholder approved the 2018 Equity Incentive Plan on December 31, 2018 (“2018 Plan”), which

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replaced the 2017 Equity Incentive Plan (“2017 Plan”) that was approved by the Company’s Board of Directors and stockholder on January 2, 2018.  The Board of Directors terminated the 2017 Plan on December 31, 2018.  No options or awards were granted under the 2017 Plan. The following is a summary of the 2018 Plan, which summary is qualified in its entirety by reference to the 2018 Plan, which is filed as an exhibit to the Registration Statement filed with the SEC in connection with this offering of shares of common stock.

2018 Plan Purpose. The 2018 Plan will allow us to grant equity awards, including performance awards, to incentivize high levels of performance and productivity by individuals who provide services to us and to further align the interests of our employees with those of the Company and our stockholders. The use of our common stock as part of our compensation program fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Our equity compensation is also used to retain our officers and other employees and promote a focus on sustained enhancement through improved performance. The 2018 Plan is intended to be “performance-based compensation” under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), to be exempt from the tax deduction limits of Section 162(m) if they meet the other requirements of Section 162(m).

  2018 Plan Administration. The Board of Directors, or the Compensation Committee of the Board of Directors when formed by the Board of Directors, has the authority to administer our 2018 Plan. Subject to the terms of the 2018 Plan, the Board of Directors or the authorized board committee, referred to as the “plan administrator,” determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting schedule applicable to a stock award. Subject to the limitations set forth below, the plan administrator will also determine the exercise price, strike price or purchase price of awards granted and the types of consideration to be paid for the award. The plan administrator has the authority to modify outstanding awards under our 2018 Plan. Subject to the terms of our 2018 Plan, the plan administrator has the authority, without stockholder approval, to reduce the exercise, purchase or strike price of any outstanding stock award, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles; provided, that, stockholders must approve any repricing of SAR’s.

2018 Plan Share Reserve.   Three million shares of common stock are reserved for issuance under grants or awards made pursuant to the 2018 Plan.   If a stock award granted under our 2018 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under our 2018 Plan. The following types of shares under our 2018 Plan may become available for the grant of new stock awards under our 2018 Plan: (1) shares that are forfeited to or repurchased by us prior to becoming fully vested; (2) shares withheld to satisfy income or employment withholding taxes; or (3) shares used to pay the exercise or purchase price of a stock award. Shares issued under our 2018 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

2018 Plan Stock Awards.  Our 2018 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”)), non-

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statutory stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock unit awards, performance-based stock awards and other forms of equity compensation, which are collectively referred to as stock awards. Our 2018 Plan also provides for the grant of performance cash awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.  Incentive and non-statutory stock options are evidenced by stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of our 2018 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2018 Plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term will automatically be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our common stock previously owned by the option holder, (4) a net exercise of the option if it is an nonqualified stock option and (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order.

Restricted Stock Awards. Restricted stock awards are evidenced by restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (1) cash, check, bank draft or money order, (2) services rendered to us or our affiliates or (3) any other form of legal consideration. Common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule as determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock unit awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.  Restricted stock unit awards evidenced by restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration or for no consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Rights under a restricted stock units award may be transferred only upon such terms and conditions as set by the plan administrator. Restricted stock unit awards may be

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subject to vesting as determined by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights or “SARs”. SARs are evidenced by SAR grant agreements adopted by the plan administrator. The plan administrator determines the strike price for a SAR, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a SAR, we will pay the participant an amount in cash or stock equal to (1) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (2) the number of shares of common stock with respect to which the SAR is exercised. A SAR granted under our 2018 Plan vests at the rate specified in the SAR agreement as determined by the plan administrator.

The plan administrator determines the term of SARs granted under our 2018 Plan, up to a maximum of ten years. Unless the terms of a participant’s SAR agreement provide otherwise, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability or death, the participant may generally exercise any vested SAR for a period of three months following the cessation of service. The SARs’ term will be further extended in the event that exercise of the SAR following such a termination of service is prohibited by applicable securities laws. In no event may a SAR be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, SARs generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. A SAR holder may designate a beneficiary, however, who may exercise the SAR following the holder’s death.

Performance Awards. Our 2018 Plan permits the grant of performance-based stock and cash awards. Our compensation committee can structure such awards so that stock or cash will be issued or paid pursuant to such award only after the achievement of certain pre-established performance goals during a designated performance period.   The performance goals are determined by the plan administrator. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.

Amendment and Termination. Board of Directors has the authority to amend, suspend or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent and provided further that certain types of amendments will require the approval of stockholders. No incentive stock options may be granted after the tenth anniversary of the date that the Board of Directors adopts the 2018 Plan.

The Company issued no stock options during the periods ending December 31, 2018 and December 31, 2017.

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Director Compensation. Directors of the Company do not currently receive and have not received in the past any compensation for servicing as a director.   The Company does reimburse directors for any actual expenses incurred in the performance of duties as a director.  We may pay a nominal director’s fee in the future.

NOTE 10 – PROVISION FOR INCOME TAXES

The Company provides for income taxes using the liability method in accordance with FASB ASC Topic 740 “Income Taxes”. Deferred income taxes arise from the differences in the recognition of income and expenses for tax purposes. There were no deferred tax assets or liabilities at December 31, 2018 and December 31, 2017.

Management has reviewed the provisions regarding assessment of their valuation allowance on deferred tax assets and based on that criteria determined that it would not have sufficient taxable income to realize those assets. Therefore, management has assessed the realization of the deferred tax assets and has determined that it is more likely than not that they will not be realized and has provided a full valuation allowance against the deferred tax asset.

The Company recognizes the financial statement impact of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than–not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

The Company is subject to income taxes in the U.S. federal jurisdiction and the state Virginia. The tax regulations within each jurisdiction are subject to interpretation of related tax laws and regulations and require significant judgment to apply. The Company is not presently undergoing any tax audits. As of December 31, 2018, the tax year that remains subject to examination is 2017 for federal and 2017 for state.

The Company will apply the federal and state NOL carry-forward in FY 2018 and later years.

Income Taxes

On December 22, 2017, the United States Government passed new tax legislation that, among other provisions, will lower the corporate tax rate from 35% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets recorded on our balance sheet. Given that the deferred tax assets are offset by a full valuation allowance, these changes have no net impact on the Company’s financial position and net loss. However, when we become profitable, we will receive a reduced benefit from such deferred tax assets.

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A reconciliation of the income tax provision computed at statutory rates to the reported tax provision is as follows:

	Year ended December 31, 2018	Period ended December 31, 2017
Federal income tax rate	21.0%	21.0%
Loss before income taxes	$7,206	$657
Expected approximate tax recovery on net loss, before income tax	$1,513	$138
Changes in valuation allowance	(1,513)	(138)
Income tax	$-	$-

The component of the Company’s deferred tax asset is as follows:

	As of December 31, 2018	As of December 31, 2017
Deferred income tax assets:
Net operating losses carried forward	$1,651	$138
Less: valuation allowance	(1,651)	(138)
Deferred income tax assets	$-	$-

The Company has a valuation allowance against the full amount of its net deferred tax assets due to the uncertainty of realization of the deferred tax assets.

At December 31, 2018 and December 31, 2017, the Company has incurred accumulated net operating losses in the United States of America totaling $7,863 and $657 respectively which are available to reduce taxable income in future taxation years.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company has no lease obligations at December 31, 2018 and December 31, 2017. The Company has a month-to-month rental agreement for an office share in Arlington, Virginia beginning on April 1, 2018 for $50 per month. Additionally, the Company has no known contingencies as of December 31, 2018 and December 31, 2017.

Purchase Commitments

The Company has no purchase obligations at December 31, 2018.

Significant Risks and Uncertainties

Concentration of Credit Risk – Cash – The Company maintains cash and cash equivalent balances at a single financial institution that are insured by the Federal Deposit Insurance Corporation (FDIC) up to

F/S - 19

$250,000. At December 31, 2018 and December 31, 2017, the Company had no exposure in excess of insurance.

Concentration of Credit Risk – Accounts Receivable – The Company had no revenue generating operations and therefore no accounts receivable as of the date of these financial statements.

Legal Matters

During the course of business, litigation commonly occurs. From time to time, the Company may be a party to litigation matters involving claims against the Company. The Company operates in a highly regulated industry and employs personnel, which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company's financial position or results of operations.

There are no known legal proceedings against the Company or its officers and directors in their capacity as officers and directors of the Company.

NOTE 12 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The management of the Company determined that there were no reportable subsequent events to be disclosed.

F/S - 20

CoJax Oil and Gas Corporation

Condensed Financial Statements

March 31, 2019

F/S - 21

CoJax Oil and Gas Corporation

Condensed Financial Statements

CONTENTS	PAGE

Financial Statements

Condensed Balance Sheet (unaudited) as of March 31, 2019	F/S-23

Condensed Statements of Operations (unaudited) for the three months ended March 31, 2019 and March 31, 2018	F/S-24

Condensed Statements of Cash Flows (unaudited) for the three months ended March 31, 2019 and March 31, 2018	F/S-25

Statement of Stockholder’s Deficit (unaudited) for the three months ended March 31, 2019 and March 31, 2018	F/S-26

Notes to Financial Statements	F/S-27 – F/S-30

F/S - 22

CoJax Oil and Gas Corporation

Condensed Balance Sheet

(unaudited)

As of
March 31, 2019
ASSETS
Current assets:
Cash	$3,500
Deferred offering costs	7,000
Total current assets	10,500

Total assets	$10,500

LIABILITIES and STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$7,605
Accrued interest payable	511
Loan payable	10,498
Total current liabilities	18,614

Total liabilities	18,614

Stockholder’s deficit:
Preferred stock, $0.10 par value, 50,000,000 current shares authorized, no shares issued and outstanding at March 31, 2019.	-
Common stock, $0.01 par value, 300,000,000 current shares authorized, 1 share issued and outstanding at March 31, 2019.	-
Additional paid-in capital	2
Accumulated deficit	(8,116)
Total stockholder’s deficit	(8,114)

Total liabilities and stockholder’s deficit	$10,500

See accompanying notes to condensed financial statements.

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CoJax Oil and Gas Corporation

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2019	March 31, 2018
Revenues	$-	$-

Operating expenses:
Filing fees	-	2,000
Office supplies	-	-
Office rent	150	150
Interest expense	103	89
Total operating expenses	253	2,239

Loss from operations	(253)	(2,239)

Net loss	$(253)	$(2,239)

Net loss per common share - basic and diluted	$(253)	$(2,239)
Weighted average number of common shares outstanding during the period - basic and diluted	1	1

See accompanying notes to condensed financial statements.

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CoJax Oil and Gas Corporation

Condensed Statements of Cash Flows

(unaudited)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2019	March 31, 2018
Cash flows from operating activities:
Net (loss)	$(253)	$(2,239)
Adjustments to reconcile Net (loss) to net cash used in operations:
Accounts payable	150	(4,850)
Accrued interest payable	103	89
Total adjustments to reconcile Net (loss) to net cash provided by operations	253	(7,000)
Net cash provided by (used in) operating activities	-	-

Cash flows from investing activities:	-	-

Cash flows provided by (used in) financing activities:
Loan payable	-	10,000
Stock issuance	-	-
Net cash provided by financing activities	-	-

Net increase in cash	-	-
Cash at beginning of period	3,500	500
Cash at end of period	$3,500	$3,500

Supplemental disclosure of non-cash investing and financing activities:
The Company did not engage in any non-cash investing or financing activities during the period.

See accompanying notes to condensed financial statements.

F/S - 25

CoJax Oil and Gas Corporation

Statement of Stockholder’s Equity (Deficit)

For the three months ending March 31, 2019 and March 31, 2019

(unaudited)

					Additional		Total
	Preferred stock		Common stock		paid-in	Accumulated	Stockholder’s
	Shares	Amount	Shares	Amount	capital	deficit	deficit

Balance, December 31, 2017	-	$-	-	$-	$-	$(657)	$(655)
Net income (loss) for the three months ending March 31, 2018	-	-	-	-	-	(2,239)	(2,239)
Balance, March 31, 2018	-	-	-	-	-	(2,896)	(2,894)

Balance, December 31, 2018	-	$-	1	$-	$2	$(7,863)	$(7,861)
Net income (loss) for the period ending March 31, 2019	-	-	-	-	-	(253)	(253)
Balance, March 31, 2019	-	$-	-	$-	$2	$(8,116)	$(8,114)

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CoJax Oil and Gas Corporation

Notes to Condensed Financial Statements

March 31, 2019

NOTE 1 – ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization

CoJax Oil & Gas Corporation, a private Virginia corporation (“Company”), was incorporated on November 13, 2017.

Nature of Operations

We are an early development stage company and we have no revenue generating operations. From November 13, 2017, we have been engaged in organizational activities and had no revenue generating operations.  We intend to acquire assignments of hydrocarbon revenues and underlying oil and gas exploration and production rights.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission (“SEC”) and, therefore, do not include all information and footnotes which are normally included in the Company’s annual financial statements. These financial statements reflect all adjustments (consisting of normal recurring items or items discussed herein) that management believes are necessary to fairly state results for the interim periods presented. Results of operations for interim periods are not necessarily indicative of annual results of operations.

Investment Banking Relationship

On January 3, 2018, the company executed an investment banking and corporate advisory agreement with Newbridge Securities Corporation (“NSC Agreement”). Their fee is based on successful completion of an S-1 Registration statement initial public offering, if any, of our common stock. The NSC Agreement filed as an exhibit to the registration statement of this Agreement is dated as of January 3, 2018, because the designated authorized contract officer at Newbridge Securities Corporation did not countersign the NSC Agreement until March 14, 2019. Despite the date of the countersignature, Company and Newbridge Securities Corporation have operated in full accordance with the terms and conditions of the NSC Agreement since January 3, 2018.

NOTE 2 – GOING CONCERN DISCLOSURE

The Company’s financial statements are prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. Since inception, the Company has not identified any proven or probable reserves and correspondingly has not generated any revenue during its exploration stage.

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There can be no assurance that the Company will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company has yet to achieve profitable operations, expects to incur further losses in the development of its business, has negative cash flows from operating activities, and is dependent upon future issuances of equity or other financing to fund ongoing operations, all of which raises substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing from shareholders or other sources to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however, there is no assurance of additional funding being available or on acceptable terms, if at all.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas of estimate include the impairment of assets and rates for amortization, accrued liabilities, future income tax obligations and the inputs used in calculating stock-based compensation and transactions. Actual results could differ from those estimates and would impact future results of operations and cash flows.

Basic and Diluted Income per Share

The Company computes income per share in accordance with ASC 260, "Earnings per Share", which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing income available to common shareholders by the weighted average number of shares outstanding during the period. Diluted EPS gives effect to all dilutive potential shares of common stock outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.  Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

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NOTE 4 – ACCRUED EXPENSES

At March 31, 2019, the Company had the following accrued expenses:

For the Three Months ended March 31, 2019
Accrued interest	$511
Accrued expenses	$511

NOTE 5 – NOTES PAYABLE - related party

The Company is party to several loans with related parties. The note holder is the Executive Chairman of the Company. At March 31, 2019, notes payable consisted of the following:

March 31,
2019
On November 13, 2017, the Company’s Executive Chairman loaned $498 to the Company and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of March 1, 2018 was extended by the Executive Chairman on March 1, 2018. Principal and accrued interest now mature on May 31, 2019.	$498

On January 3, 2018, the Company’s Executive Chairman loaned $5,000 to the Company and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of May 1, 2018 was extended by the Executive Chairman on May 1, 2018. Principal and accrued interest now mature on May 31, 2019	$5,000

On January 22, 2018, the Company’s Executive Chairman loaned $5,000 to the Company and the Company issued a promissory note for such amount. The promissory note is unsecured and bears interest at 4% per annum. The original maturity date of May 1, 2018 was extended by the Executive Chairman on May 1, 2018. Principal and accrued interest now mature on May 31, 2019.	$5,000

Notes payable	$10,498

NOTE 6 – RELATED PARTY TRANSACTIONS

For the period ending March 31, 2019, there were three related party transactions (see NOTE 5) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

For the period ending March 31, 2018, there was one related party transaction (see NOTE 5) between the Company’s Executive Chairman and the Company. There were no other related party transactions between any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer.

F/S - 29

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company has no lease obligations at March 31, 2019 and March 31, 2018. The Company has a month-to-month rental agreement for an office share in Arlington, Virginia beginning on April 1, 2018 for $50 per month. Additionally, the Company has no known contingencies as of March 31, 2019 and March 31, 2018.

Legal Matters

During the course of business, litigation commonly occurs. From time to time, the Company may be a party to litigation matters involving claims against the Company. The Company operates in a highly regulated industry and employs personnel, which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company's financial position or results of operations.

There are no known legal proceedings against the Company or its officers and directors in their capacity as officers and directors of the Company.

NOTE 8 - SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued to determine if they must be reported. The management of the Company determined that there were no reportable subsequent events to be disclosed.

F/S - 30